UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________________________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

__________________________________________

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

QCR Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

April 11, 2019

Dear Stockholder:

On behalf of the board of directors and management of QCR Holdings, Inc., we cordially invite you to attend the annual meeting of stockholders of QCR Holdings, Inc., to be held at 8:00 a.m., local time, on Thursday, May 23, 2019, within the lobby of Quad City Bank and Trust Company, at our corporate office, located at 3551 Seventh Street, Moline, Illinois 61265.

This year we are again using the Securities and Exchange Commission rule that allows us to furnish our proxy statement, 2018 Annual Report and proxy card to stockholders over the internet. This means our stockholders will receive only a notice containing instructions on how to access the proxy materials over the internet and vote online. If you receive this notice but would still like to request paper copies of the proxy materials, please follow the instructions on the notice or on the website referred to on the notice. By delivering proxy materials electronically to our stockholders, we can reduce the costs of printing and mailing our proxy materials. Please visit http://www.proxyvote.com for more information about the electronic delivery of proxy materials.

There are a number of proposals to be considered at this meeting. Our stockholders will be asked to: (i) elect three persons to serve as Class II directors; (ii) approve, in a non-binding, advisory vote, the compensation of certain executive officers, which is referred to as a “say-on-pay” proposal; and (iii) ratify the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2019.

We recommend that you vote your shares for each of the director nominees and for all of the other proposals presented at the annual meeting.

We encourage you to attend the meeting in person. Regardless of whether you plan to attend the meeting, you should vote by following the instructions provided on the notice as soon as possible. This will assure that your shares are represented at the meeting.

At the meeting, we will also report on our operations and the outlook for the year ahead.

We look forward to seeing you and visiting with you at the meeting.

Very truly yours,

Patrick S. Baird	Douglas M. Hultquist
Chair of the Board	President and Chief Executive Officer

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 23, 2019

To the Stockholders of QCR Holdings, Inc.:

The annual meeting of stockholders of QCR Holdings, Inc., a Delaware corporation, will be held within the lobby of Quad City Bank and Trust Company, at our corporate office, located at 3551 Seventh Street, Moline, Illinois 61265, on Thursday, May 23, 2019, at 8:00 a.m., local time, for the following purposes:

1.	to elect three Class II directors to serve until the regular annual meeting of stockholders in 2022 and until their successors are elected and have qualified;

2.	to approve, in a non-binding, advisory vote, the compensation of certain executive officers, which is referred to as a “say-on-pay” proposal;

3.	to ratify the appointment of RSM US LLP as QCR Holdings Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2019; and

4.	to transact such other business as may properly be brought before the meeting and any adjournments or postponements of the meeting.

The Board of Directors has fixed the close of business on March 29, 2019, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. In the event there is an insufficient number of votes for a quorum or to approve any of the proposals at the time of the annual meeting, the meeting may be adjourned or postponed in order to permit the further solicitation of proxies.

By order of the Board of Directors,

Christopher J. Lindell
Executive Vice President,

Corporate Communications and Investor Relations

Corporate Secretary

Moline, Illinois
April 11, 2019

PROXY STATEMENT

QCR Holdings, Inc., a Delaware corporation (“QCR Holdings”), is the holding company for Quad City Bank and Trust Company, Cedar Rapids Bank and Trust Company, Rockford Bank and Trust Company, Community State Bank and Springfield First Community Bank. Quad City Bank and Trust is an Iowa state bank located in Bettendorf and Davenport, Iowa and in Moline, Illinois. Quad City Bank and Trust owns m2 Lease Funds, LLC, a Wisconsin limited liability company based in Milwaukee, Wisconsin, that is engaged in the business of leasing machinery and equipment to businesses under direct financing lease contracts. Cedar Rapids Bank and Trust is an Iowa state bank located in Cedar Rapids, Cedar Falls and Waterloo, Iowa. Rockford Bank and Trust is an Illinois state bank located in Rockford, Illinois. Community State Bank is an Iowa state bank located in Ankeny, Iowa and five other cities throughout the greater Des Moines area. Springfield First Community Bank is a Missouri state bank located in Springfield, Missouri. When we refer to our “subsidiary banks” in this proxy statement, we are collectively referring to Quad City Bank and Trust, Cedar Rapids Bank and Trust, Rockford Bank and Trust, Community State Bank, and Springfield First Community Bank. When we refer to our “subsidiaries” in this proxy statement, we are collectively referring to our subsidiary banks, as well as our other subsidiaries.

This proxy statement is being furnished in connection with the solicitation by the board of directors of QCR Holdings of proxies to be voted at the annual meeting of stockholders to be held within the lobby of Quad City Bank and Trust Company, at our corporate office, located at 3551 Seventh Street, Moline, Illinois 61265, on Thursday, May 23, 2019, at 8:00 a.m., local time, and at any adjournments or postponements of the meeting. This proxy statement and the accompanying form of proxy are first being transmitted or delivered to stockholders of QCR Holdings on or about April 11, 2019, together with our 2018 Annual Report to stockholders.

About the Annual Meeting

The following is information regarding the meeting and the voting process, and is presented in a question and answer format.

Why did I receive access to the proxy materials?

We have made the proxy materials available to you over the internet because on March 29, 2019, the record date for the annual meeting, you owned shares of QCR Holdings common stock. This proxy statement describes the matters that will be presented for consideration by the stockholders at the annual meeting. It also gives you information concerning those matters to assist you in making an informed decision.

The board is asking you to give us your proxy. Giving us your proxy means that you authorize another person or persons to vote your shares of our common stock at the annual meeting in the manner you direct. If you vote using one of the methods described herein, you appoint the proxy holder as your representative at the meeting, who will vote your shares as you instruct, thereby assuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, you should vote by proxy in advance of the meeting in case your plans change.

If you sign and return your proxy card or vote over the internet or by telephone and an issue comes up for a vote at the meeting that is not identified in the proxy materials, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her judgment.

Why did I receive a notice regarding the internet availability of proxy materials instead of paper copies of the proxy materials?

We are using the Securities and Exchange Commission notice and access rule that allows us to furnish our proxy materials over the internet to our stockholders instead of mailing paper copies of those materials to each stockholder. As a result, beginning on or about April 11, 2019, we sent our stockholders by mail a notice containing instructions on how to access our proxy materials over the internet and vote online. This notice is not a proxy card and cannot be used to vote your shares. If you received a notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice or on the website referred to on the notice.

What matters will be voted on at the meeting?

You are being asked to vote on:

1. the election of three Class II directors for a term expiring in 2022;

2. a non-binding, advisory proposal to approve the compensation of certain executive officers, which is referred to as a “say-on-pay” proposal; and

3. the ratification of the selection of our independent registered public accountants.

If I am the record holder of my shares, how do I vote?

You may vote by telephone, by internet, by mail by completing, signing, dating and mailing the proxy card you received in the mail, if you received paper copies of the proxy materials, or in person at the meeting. If you vote using one of the methods described above, your shares will be voted as you instruct.

If you sign and return your proxy card or vote over the internet or by telephone without giving specific voting instructions, the shares represented by your proxy card will be voted “for” all nominees named in this proxy statement and “for” each of the other proposals described in this proxy statement.

Although you may vote by mail, we ask that you vote instead by internet or telephone, which saves us postage and processing costs.

You may vote by telephone by calling the toll-free number specified on your notice or by accessing the internet website referred to on your notice, each by following the preprinted instructions on your notice. If you submit your vote by internet, you may incur costs, such as cable, telephone and internet access charges. Votes submitted by telephone or internet must be received by 11:59 p.m. EDT on May 22, 2019. The giving of a proxy by either of these means will not affect your right to vote in person if you decide to attend the meeting.

If you want to vote in person, please come to the meeting. We will distribute written ballots to anyone who wants to vote at the meeting. Please note, however, that if your shares are held in the name of a broker or other fiduciary (or in what is usually referred to as “street name”), you will need to arrange to obtain a legal proxy from that person or entity in order to vote in person at the meeting. Even if you plan to attend the meeting, you should complete, sign and return your proxy card, or vote by telephone or internet, in advance of the meeting just in case your plans change.

If I hold shares in the name of a broker or fiduciary, who votes my shares?

If you received access to these proxy materials from your broker or other fiduciary, your broker or fiduciary should have given you instructions for directing how that person or entity should vote your shares. It will then be your broker or fiduciary’s responsibility to vote your shares for you in the manner you direct.

Under the rules of various national and regional securities exchanges, brokers and fiduciaries generally may vote on routine matters, such as the ratification of the engagement of an independent public accounting firm, but may not vote on non-routine matters unless they have received voting instructions from the person for whom they are holding shares. The election of directors and the non-binding advisory proposal on executive compensation are non-routine matters, and consequently, your broker or fiduciary will not have discretionary authority to vote your shares on these matters. If your broker or fiduciary does not receive instructions from you on how to vote on these matters, your broker or fiduciary will return the proxy card to us, indicating that he or she does not have the authority to vote on these matters. This is generally referred to as a “broker non-vote” and may affect the outcome of the voting on those matters.

We therefore encourage you to provide directions to your broker or fiduciary as to how you want your shares voted on all matters to be brought before the 2019 annual meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. This ensures that your shares will be voted at the meeting.

A number of banks and brokerage firms participate in a program that also permits stockholders to direct their vote by telephone or internet. If your shares are held in an account at such a bank or brokerage firm, you may vote your shares by telephone or internet by following the instructions on their enclosed voting form. If you submit your vote by internet, you may incur costs, such as cable, telephone and internet access charges. Voting your shares in this manner will not affect your right to vote in person if you decide to attend the meeting, however, you must first request a legal proxy from your broker or other fiduciary. Requesting a legal proxy prior to 11:59 pm EDT on May 22, 2019, will automatically cancel any voting directions you have previously given by internet or by telephone with respect to your shares.

What does it mean if I receive more than one notice card?

It means that you have multiple holdings reflected in our stock transfer records or in accounts with brokers. To vote all of your shares by proxy, please follow the separate voting instructions that you received for the shares of common stock held in each of your different accounts.

What if I change my mind after I vote?

If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

• signing another proxy with a later date and returning that proxy to us;

• timely submitting another proxy via the telephone or internet by the deadline stated above;

• sending notice to us that you are revoking your proxy, to Shellee R. Showalter, SVP, Director of Investor Services, QCR Holdings, Inc., 3551 Seventh Street, Moline, Illinois 61265; or

• voting in person at the meeting.

If you hold your shares in the name of your broker or through a fiduciary and desire to revoke your proxy, you will need to contact that person or entity to revoke your proxy.

How many votes do we need to hold the annual meeting?

A majority of the shares that are outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business.

Shares are counted as present at the meeting if the stockholder either is present in person at the meeting or has properly submitted a signed proxy card or other proxy.

On March 29, 2019, the record date, there were 15,743,103 shares of common stock outstanding. Therefore, at least 7,871,552 shares need to be present in person or by proxy at the annual meeting in order to hold the meeting and conduct business.

What happens if a nominee is unable to stand for election?

The board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than the number of nominees presented for election at the meeting. The board has no reason to believe any nominee will be unable to stand for election.

What options do I have in voting on each of the proposals?

You may vote “for” or “withhold authority to vote for” each nominee for director. You may vote “for,” “against” or “abstain” on each of the other proposals described in this proxy statement and on any other proposal that may properly be brought before the meeting.

How many votes may I cast?

Generally, you are entitled to cast one vote for each share of stock you owned on the record date.

How many votes are needed for each proposal?

Our directors are elected by a plurality of the votes of the shares present in person or by proxy and entitled to vote and the three individuals receiving the highest number of votes cast “for” their election will be elected as Class II directors of QCR Holdings. A “withhold authority to vote for” and broker non-votes will have no effect on the election of any director at the annual meeting.

Approval of the say-on-pay proposal, the ratification of the appointment of RSM US LLP as our independent registered public accounting firm, and, in general, any other proposals, must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote. Abstentions will have the effect of voting against these proposals. On all matters, broker non-votes will not be counted as entitled to vote, but will count for purposes of determining whether or not a quorum is present.

Because the ratification of the say-on-pay is advisory, the outcome of such vote will not be binding on the board of directors.

Please remember that the election of directors and the non-binding, advisory proposal on executive compensation are each considered to be non-routine matters. As a result, if your shares are held by a broker or other fiduciary, it cannot vote your shares on these matters unless it has received voting instructions from you.

Where do I find the voting results of the meeting?

If available, we will announce voting results at the meeting. The voting results will also be disclosed on a Form 8-K that we will file within four business days of the annual meeting.

Who bears the cost of soliciting proxies?

We will bear the cost of soliciting proxies. In addition to solicitations by mail, officers, directors or employees of QCR Holdings or of our subsidiaries may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

What is householding?

The Securities and Exchange Commission has issued rules regarding the delivery of proxy statements and information statements to households. These rules spell out the conditions under which annual reports, information statements, proxy statements, prospectuses and other disclosure documents of a particular company that would otherwise be mailed in separate envelopes to more than one person at a shared address may be mailed as one copy in one envelope addressed to all holders at that address (i.e., “householding”). To conserve resources and reduce expenses, we consolidate materials under these rules when possible.

However, because we are using the Securities and Exchange Commission notice and access rule for the annual meeting, we will not household our proxy materials or notices to stockholders of record sharing an address. This means that stockholders of record who share an address will each be mailed a separate notice of the proxy materials. However, certain brokerage firms, banks, or similar entities holding our common stock for their customers may household proxy materials or notices. Stockholders sharing an address whose shares of our common stock are held in street name should contact their broker if they now receive: (i) multiple copies of our proxy materials or notices and wish to receive only one copy of these materials per household in the future; or (ii) a single copy of our proxy materials or notice and wish to receive separate copies of these materials in the future. If at any time you would like to receive a paper copy of our Annual Report or proxy statement, please write to Shellee R. Showalter, SVP, Director of Investor Services at QCR Holdings, Inc., 3551 Seventh Street, Moline, Illinois 61265, or call us at (309) 736-3584.

PROPOSAL 1:

ELECTION OF DIRECTORS

Nominees and Continuing Directors

Our directors are divided into three classes having staggered terms of three years.  At the annual meeting, stockholders will be asked to elect three Class II directors for a term expiring in 2022.  The board has considered and nominated three incumbent directors to serve as Class II directors of QCR Holdings. Douglas M. Hultquist, a Class II director since the inception of QCR Holdings in 1993, and Linda K. Neuman, a Class II director since 2013, informed the board that they would not seek re-election as directors of QCR Holdings at the meeting and, accordingly, the board did not re-nominate them for election. As a result, their directorships will end at the 2019 annual meeting of stockholders, and the size of the board will be reduced from 13 to 11 directors as of the date of the annual meeting. The board expresses its thanks to Mr. Hultquist and Ms. Neuman for their many years of dedicated service. We have no knowledge that any of the nominees will refuse or be unable to serve, but if any of the nominees becomes unavailable for election, the holders of the proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting. Set forth below is information concerning the nominees for election and for each of the other persons whose terms of office will continue after the meeting, including age, year first elected as a director and all positions and offices held by the director with QCR Holdings. Directors are elected by a plurality and the three individuals receiving the highest number of votes cast for their election will be elected as Class II directors. Our board of directors unanimously recommends that you vote your shares “FOR” all of the nominees for directors.

Name - (Age)	Director Since	Positions with QCR Holdings and Subsidiaries
NOMINEES
CLASS II (New Term Expires 2022)
Patrick S. Baird - (Age 65)	2010	Chair of the Board and Director of QCR Holdings; Director of Cedar Rapids Bank and Trust; Director of m2 Lease Funds
Larry J. Helling - (Age 63)	2001	Chief Executive Officer-Elect and Director of QCR Holdings; Chief Executive Officer and Director of Cedar Rapids Bank and Trust; Chair of the Board and Director of Community State Bank; Director of m2 Lease Funds
Mark C. Kilmer - (Age 60)	2004	Director of QCR Holdings; Chair of the Board and Director of Quad City Bank and Trust

Name – (Age)	Director Since	Positions with QCR Holdings and Subsidiaries
CONTINUING DIRECTORS
CLASS III (Term Expires 2020)
Timothy B. O’Reilly - (Age 50)	2018	Director of QCR Holdings; Director of Springfield First Community Bank
Michael L. Peterson - (Age 57)	2013	Director of QCR Holdings
George T. Ralph III - (Age 59)	2015	Director of QCR Holdings; Chair of the Board and Director of Rockford Bank and Trust
Marie Z. Ziegler - (Age 61)	2008	Vice Chair of the Board and Director of QCR Holdings; Director of Quad City Bank and Trust; Director of Community State Bank
CLASS I (Term Expires 2021)
Mary Kay Bates - (Age 59)	2018	Director of QCR Holdings
John-Paul E. Besong - (Age 65)	2015	Director of QCR Holdings
Todd A. Gipple - (Age 55)	2009

Executive Vice President, Chief Operating Officer, Chief Financial Officer, and President-Elect and Director of QCR Holdings; Director of Quad City Bank and Trust; Director of Cedar Rapids Bank and Trust; Director of Rockford Bank and Trust; Director of Community State Bank

Donna J. Sorensen - (Age 69)	2009	Director of QCR Holdings; Director of Cedar Rapids Bank and Trust

All of our continuing directors and nominees will hold office for the terms indicated, or until their earlier death, resignation, removal, disqualification, or ineligibility due to exceeding age eligibility requirements (a person who has reached the age of 72 before the date of the annual meeting is not eligible for election to the board) and until their respective successors are duly elected and qualified. All of our executive officers hold office for a term of one year. As previously announced, Mr. O’Reilly was appointed to the board on July 1, 2018, pursuant to the terms of the agreement and plan of merger by and between QCR Holdings and Springfield Bancshares, Inc. There are no other arrangements or understandings between any of the directors, executive officers or any other person pursuant to which any of our directors or executive officers have been selected for their respective positions.

Mr. Besong is director of United Fire Group, Inc., a company subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Baird is director of FGL Holdings and was a director of National Financial Partners Corp. from October 2011 until July 2013, both companies subject to the reporting requirements of the Exchange Act. No other nominee or continuing director has been a director of another company subject to the reporting requirements of the Exchange Act within the past five years.

Qualifications of our Board Members and Nominees

Descriptions of each director’s business experience during the past five years or more, as well as their qualifications to serve on the board, are as follows:

Patrick S. Baird is the retired President and Chief Executive Officer of AEGON USA, LLC, the U.S. subsidiary of the AEGON Insurance Group, a leading multinational insurance organization.  Mr. Baird joined the AEGON USA companies in 1976, and during his career also served as Executive Vice President and Chief Operating Officer, Chief Financial Officer and Chief Tax Officer.  He is a graduate of the University of Iowa and is a Certified Public Accountant (inactive).  Mr. Baird is a Commissioner for the Eastern Iowa Airport and is a founding board member and Treasurer of the Zach Johnson Foundation. He is also a director of Lombard International, a specialty life insurance company based in Luxembourg, and a board member of FGL Holdings, a retail annuity and life insurance company based in the Cayman Islands.  We consider Mr. Baird to be a qualified candidate for service on the board due to his experience as the President and Chief Executive Officer of a successful insurance company in Cedar Rapids, Iowa, one of our market areas, and due to his knowledge of the business community in this area and his broad based financial acumen.

Mary Kay Bates is President and Chief Executive Officer of Bank Midwest, a regional community bank and financial services company based in Spirit Lake, Iowa, that provides banking, insurance, and wealth management services through an 11 branch network located throughout Northwest Iowa, Southwest Minnesota, and Sioux Falls, South Dakota.  Ms. Bates’ career in community banking has spanned over 25 years and, since joining Bank Midwest in 1995, she has gained a broad range of experience in lending, marketing, human resources and operations.  As an executive leader of Bank Midwest for the past 15 years, her responsibilities progressively increased to strategic initiatives that have included acquisitions and growth strategies, operational effectiveness, and workforce engagement.  Ms. Bates currently serves on the board of directors for Bank Midwest and Goodenow Bancorporation.  She serves as a committee member on the CDIAC of the Federal Reserve Bank Chicago, is a Trustee of the Graduate School of Banking at Colorado and is an active member of the Iowa Bankers Association, serving on the legislative committee and as a Regional Vice-Chair.  She is also a Trustee of Lakes Regional Healthcare.  Ms. Bates is recognized as an active community leader and volunteer, having served as a director and officer on multiple boards to enrich quality of life and economic development within her community.  She recently was named 2019 Banker of the Year by BankBeat. She attended Iowa State University and graduated with honors from the Graduate School of Banking Colorado.  We consider Ms. Bates to be a qualified candidate for service on the board due to her extensive knowledge of the banking industry that she has attained as the President and Chief Executive Officer of Bank Midwest.

John-Paul E. Besong is a former Senior Vice President of e-Business and Chief Information Officer for Rockwell Collins, a Fortune 500 company based in Cedar Rapids, Iowa, that provides aviation electronics for both commercial and military aircraft. He was appointed Senior Vice President and Chief Information Officer in 2003. Beginning in 1979, when he joined Rockwell Collins as a chemical engineer, Mr. Besong held management roles having increasingly more responsibility within the company, including vice president of e-Business and Lean ElectronicsSM, head of the SAP initiative and Director of the Printed Circuits and Fabrication businesses.  Mr. Besong serves on the boards of directors of United Fire Group, Inc., Junior Achievement (Cedar Rapids area), Mercy Medical Center, Iowa Public Television Foundation and Technology Association of Iowa (TAI) CIO Advisory Board, and is a former director of Lean Aerospace Initiative (LAI). He also serves as a member and former chair of the executive board of TAI.  We consider Mr. Besong to be a qualified candidate for service on the board the committees he is a member of due to his business acumen and distinguished management career as an officer and information technology expert of a Fortune 500 company.

Todd A. Gipple is a Certified Public Accountant (inactive) and began his career with KPMG Peat Marwick in 1985.  In 1991, McGladrey & Pullen acquired the Quad Cities practice of KPMG.  Mr. Gipple was named Tax Partner with McGladrey & Pullen in 1994 and served as the Tax Partner-in-Charge of the firm’s Mississippi Valley Practice and as one of five Regional Tax Coordinators for the national firm.  He specialized in Financial Institutions Taxation and Mergers and Acquisitions throughout his 14-year career in public accounting.  He joined QCR Holdings in January of 2000, currently serves as Executive Vice President, Chief Operating Officer and Chief Financial Officer, and was appointed President-Elect in November 2018.  Mr. Gipple currently serves on the board of directors of the John Deere Classic and on the Audit Committee for the Community Foundation of the Great River Bend, and is the Chairman of the board of directors for the Scott County Family YMCA.  Mr. Gipple previously served on the board of directors and the Executive Committee of the Davenport Chamber of Commerce, United Way of the Quad Cities, SAL Family and Community Services and the Scott County Beautification Foundation, and was a member of the original Governing Body for the Quad Cities “Success by 6” Initiative.  Mr. Gipple was the 2016 Chief Corporate Chair for the Quad Cities JDRF One Walk.  We consider Mr. Gipple to be a qualified candidate for service on the board due to his experience as the Chief Financial Officer and Chief Operating Officer of QCR Holdings and his prior experience as a tax partner in public accounting.

Larry J. Helling was previously the Executive Vice President and Regional Commercial Banking Manager of Firstar Bank in Cedar Rapids with a focus on the Cedar Rapids metropolitan area and the Eastern Iowa region.  Prior to his six years with Firstar, Mr. Helling spent 12 years with Omaha National Bank.  He joined QCR Holdings in September of 2001 as President and Chief Executive Officer of Cedar Rapids Bank and Trust and was appointed Chief Executive Officer Elect of QCR Holdings in November 2018.  Mr. Helling is a graduate of the Cedar Rapids Leadership for Five Seasons program and currently serves on the board of trustees of the United Way of East Central Iowa and Junior Achievement, as well as the board of directors of the Entrepreneurial Development Center and the Brucemore National Trust Historic Site.  He is past President and a member of the Rotary Club of Cedar Rapids.  We consider Mr. Helling to be a qualified candidate for service on the board due to his experience as the President of Cedar Rapids Bank and Trust, his past experience as an executive officer of Firstar Bank, located in Cedar Rapids, Iowa, one of our market areas, and his prior banking experience.

Mark C. Kilmer is President of The Republic Companies, a family-owned group of businesses founded in 1916 and headquartered in Davenport, Iowa involved in the wholesale equipment and supplies distribution of energy management, electrical, refrigeration, heating, air-conditioning and sign support systems.  Prior to joining The Republic Companies in 1984, Mr. Kilmer worked in the Management Information Systems Department of Standard Oil of California (Chevron) in San Francisco.  Mr. Kilmer is currently the Chair of the board of directors of Quad City Bank and Trust, a board member of Genesis Health System, a member of the Board of Trustees of St. Ambrose University, and a member of the board of directors of IMARK Group, Inc., a national member-owned purchasing cooperative of electric supplies and equipment distributors.  He is a two-term past Chairman of the PGA TOUR John Deere Classic and the past Chairman of the Scott County YMCA’s board of directors.  Mr. Kilmer is the past Chairman of the board of Genesis Medical Center, and has served on the board of directors of the Genesis Heart Institute, St. Luke’s Hospital, Rejuvenate Davenport, the Vera French Foundation and Trinity Lutheran Church.  He was a four-time project business consultant for Junior Achievement.  Prior to joining the board of Quad City Bank and Trust in 1996, Mr. Kilmer served on the board of Citizen’s Federal Savings Bank in Davenport, Iowa.  In 2014, Mr. Kilmer was named the Outstanding Volunteer Fundraiser by the Quad City Chapter of the Association of Fundraising Professionals, and along with his wife, Kathy, received the Bethany Homes Leadership Family of the Year Award.  In 2016, Mr. Kilmer and his wife were inducted into the Hall of Fame of the Handicapped Development Center.  We consider Mr. Kilmer to be a qualified candidate for service on the board due to his experience as the President of a successful wholesale and supply distribution business in Davenport, Iowa, one of our market areas, prior service on a bank board and his knowledge of the business community in this area.

Timothy B. O’Reilly is a graduate of Westminster College and University of Missouri - Kansas City School of Law, has practiced law in Springfield, Missouri since 1995, and has served as a partner in the law firm of O’Reilly & Preston, LLC since 1999.  He is also the CEO and Managing Partner of O’Reilly Hospitality Management, LLC, which he helped launch in 2007.  A Missourian Award recipient in 2017, Mr. O’Reilly has led the hospitality company to numerous industry awards in the areas of guest service, sustainability, community outreach, design & construction, and operations excellence under the hotel franchise flags of Marriott, Hilton, IHG, and Choice, as well as Houlihan's restaurant.  Under Mr. O’Reilly’s leadership, O'Reilly Hospitality Management won the Springfield Business Journal Economic Impact Award in 2011 & 2018.  We consider Mr. O’Reilly to be a qualified candidate for service on the board due to his legal education and experience and his knowledge of Springfield, Missouri, one of our market areas.

Michael L. Peterson is owner and President of Peterson Genetics, Inc., based in Cedar Falls, Iowa, providing soybean genetics to seed companies worldwide for over 25 years.  Mr. Peterson is a graduate of Iowa State University with a B.S. in Agricultural Business.  He is a past President of the Iowa Seed Association, past Chair of the Soybean Division of the American Seed Trade Association and past chairman of the American Seed Trade Association.  He has served on numerous local boards in the Waterloo/Cedar Falls community, along with various board positions at Iowa State University.  He also served on the University of Northern Iowa Foundation board from 2007-2012, ultimately serving as Vice-President and Finance/Investment committee chair.  Mr. Peterson is also the past Chair of Community National Bank, which was acquired by QCR Holdings in 2013.  We consider Mr. Peterson to be a qualified candidate for service on the board due to his experience in the banking industry and his business connections in and extensive knowledge of our market areas.

George T. Ralph III is the founder of GTR Realty Advisors, LLC.  This commercial real estate company was established in 2006 and specializes in development, redevelopment and related financing alternatives.  Prior to founding GTR, Mr. Ralph was Chief Financial Officer of Erickson Associates, Inc., a full-service commercial real estate company based in Rockford, Illinois, and also served as President of GTR Mortgage Services, Inc., an affiliated company specializing in commercial real estate finance.  During his 10-year stay with the company, Mr. Ralph’s duties included ascertaining the economic feasibility of all new development projects, preparing all new project proposals for negotiation with prospective clients, negotiating lease agreements, arranging interim construction financing for new projects and permanent financing for completed projects.  From July 1984 until joining Erickson in June 1996, Mr. Ralph was actively employed in the commercial mortgage banking industry in Chicago, Illinois.  During his time in this industry, he was engaged in all aspects of the business including the traditional third party placement of income property loans, direct lending in the form of interim construction loans, gap financing and permanent loans and managing loan servicing portfolios for third party institutional investors.  Prior to entering the mortgage banking industry in 1984, Mr. Ralph was employed by Price Waterhouse in the company’s Chicago office for three years.  Mr. Ralph earned a B.S. in Accounting from Illinois State University and received his Certified Public Accountant designation in 1982.  He has served on numerous nonprofit boards over the years and is currently a member of the board of directors of Carpenter’s Place, a Rockford-based organization providing individual case management services to the homeless.  We consider Mr. Ralph to be a qualified candidate for service on the board due to his experience as a real estate developer and mortgage banker in the commercial real estate industry throughout the Midwest including Rockford, Illinois, one of our market areas, his knowledge of the business community in this area and his education and training as an accountant.

Donna J. Sorensen is President of Sorensen Consulting, a management consulting and executive coaching firm. Ms. Sorensen earned her undergraduate degree from Marycrest College and her Juris Doctorate degree from the University of Iowa College of Law. She has 20 years’ experience in trust and investment management serving as Executive Vice President Institutional Trust for U.S. Bank (formerly Firstar Bank) and spent six years as President of SCI Pension Services, a pension administration and consulting company. Ms. Sorensen has served in leadership positions on numerous nonprofit boards in the Cedar Rapids community and for the University of Iowa where she taught in the Henry Tippie College of Business. She is a member of the Iowa State Bar Association. We consider Ms. Sorensen to be a qualified candidate for service on the board due to her experience as the President of a consulting firm in Iowa City, Iowa, her prior banking experience and her education and training as an attorney.

Marie Z. Ziegler is a retired Vice President and Deputy Financial Officer of Deere & Company and was previously the Vice President and Treasurer.  She joined Deere & Company in 1978 as a consolidation accountant and held management positions in finance, treasury operations, strategic planning and investor and banking relations.  Ms. Ziegler is a 1978 graduate of St. Ambrose University, with a bachelor of arts in accounting.  She received her Certified Public Accountant designation in 1979, an MBA from the University of Iowa in 1985 and became a Board Leadership Fellow of the National Association of Corporate Directors in 2017.  Ms. Ziegler is a member of the Board of Directors for Royal Neighbors of America where she serves on the Finance and the Investment Committees.  She is on the boards of Riverbend Food Bank and the Quad Cities Community Foundation.  Ms. Ziegler is Vice Chair of the Regional Development Authority where she serves on the Governance and Strategy Committees.  She is also on the board of Unity Point Health-Trinity, where she chairs the Finance Committee and serves on the Executive Committee.  She served as Co-Chair of the Unity Point Birthplace campaign and is a past Chair of Trinity Health Enterprises.  Ms. Ziegler is vice-Chair of the Regional Development Authority where she also serves on the Governance Committee and she is the immediate past-Chair of the St. Ambrose University College of Business Alumni Advisory Council.  Ms. Ziegler previously served on the following boards: United Way, John Deere Foundation, Trinity Regional Health Systems, Trinity North Hospital/Trinity Medical Center, Mississippi Valley Girl Scout Council, Deere & Company Employees Credit Union and the Two Rivers YMCA.  She is past-Chair of fundraising for Playcrafters Barn Theatre and a past member of the University of Iowa College of Business’ Tippie Advisory Board.  In 2006 Ms. Ziegler was honored with a Quad City Athena Business Women’s Award and in 2016 was an Iowa Women’s Foundation honoree.  We consider Ms. Ziegler to be a qualified candidate for service on the board due primarily to the knowledge and experience regarding public companies she gained in her various roles at Deere & Company, as well as her involvement with a number of charitable organizations headquartered in communities served by QCR Holdings, providing her with business connections and extensive knowledge of our market areas.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

General

Generally, the board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the board does not involve itself in the day-to-day operations of QCR Holdings, which is monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the full board, which are held no less frequently than quarterly. Our directors also discuss business and other matters with Mr. Hultquist, our Chief Executive Officer, other key executives and our principal external advisors (legal counsel, auditors and other consultants). The board is currently comprised of 13 directors.

Directors Baird, Bates, Besong, Kilmer, Neuman, O’Reilly, Peterson, Ralph, Sorensen, and Ziegler are deemed to be “independent” according to the Nasdaq listing requirements, and the board has determined that the independent directors do not have other relationships with us that prevent them from making objective, independent decisions. Directors Gipple, Helling, and Hultquist are not considered to be “independent” because they also serve as executive officers of either QCR Holdings or one of our subsidiaries.

During 2018, the board of directors had an Audit Committee, a Risk Oversight Committee, a Nomination and Governance Committee, a Compensation Committee and an Executive Committee. The current charters of these committees are available on our website at http://www.qcrh.com. Also posted on the website is general information regarding QCR Holdings and our common stock, many of our corporate polices (including our Corporate Governance Guidelines), and links to our filings with the Securities and Exchange Commission.

In 2018, a total of eight meetings were held by the board of directors of QCR Holdings. All incumbent directors attended at least 75 percent of the meetings of the board and the committees on which they served during 2018. Although we do not have a formal policy regarding director attendance at the annual meeting, we encourage our directors to attend. Last year, all of our directors were present at the annual meeting.

Committees of the Board of Directors

The composition of the board committees at December 31, 2018 is shown in the following table:

Audit Committee. In 2018, the Audit Committee consisted of directors Bates (who joined in May 2018), Kilmer, Peterson (until May 2018), Ralph, and Ziegler. Each of the members is considered “independent” according to the Nasdaq listing requirements and the regulations of the Securities and Exchange Commission. The board of directors has determined that both Mr. Ralph and Ms. Ziegler qualify as an “Audit Committee Financial Expert” as that term is defined by the regulations of the Securities and Exchange Commission. The board based this decision on each of their professional experience, including Mr. Ralph’s former role as Chief Financial Officer of Erickson Associates, Inc. and service as President of GTR Mortgage Services, Inc. and Ms. Ziegler’s service as Vice President and Treasurer of Deere & Company, and their educational experience, including each having received a Certified Public Accountant designation.

The functions performed by the Audit Committee include, but are not limited to, the following:

•	selecting our independent auditors and pre-approving all engagements and fee arrangements;

•	reviewing the independence of the independent auditors;

•	reviewing actions by management on recommendations of the independent auditors and internal auditors;

•	meeting with management, the internal auditors and the independent auditors to review the effectiveness of our system of internal control and internal audit procedures;

•	reviewing our earnings releases and reports filed with the Securities and Exchange Commission; and

•	reviewing reports of bank regulatory agencies and monitoring management’s compliance with recommendations contained in those reports.

To promote independence of the audit function, the Audit Committee consults separately and jointly with the independent auditors, the internal auditors and management. The Audit Committee has adopted a written charter, which sets forth its duties and responsibilities. The current charter of the Audit Committee is available on our website at http://www.qcrh.com. Ms. Ziegler serves as Chair and Mr. Ralph serves as Vice Chair. The Audit Committee met four times during 2018.

Compensation Committee. In 2018, the Compensation Committee consisted of directors Baird, Kilmer, Neuman, Peterson (since May 2018) and Ralph. Each of these directors is considered to be “independent” according to the Nasdaq listing requirements and a “non-employee” as defined in Section 16 of the Exchange Act. The purpose of the Compensation Committee is to determine the compensation to be paid to Mr. Hultquist, our Chief Executive Officer, and our other executive officers. The Compensation Committee reviews Mr. Hultquist’s performance, and relies on Mr. Hultquist’s assessment of the performance of each of our other executive officers. Other members of senior management also provide the committee with evaluations as to employee performance, guidance on establishing performance targets and objectives, and recommendations with respect to other compensation programs. The Compensation Committee also reviews and recommends to the board for approval other incentive compensation and equity compensation plans for QCR Holdings. The Compensation Committee’s responsibilities and functions are further described in its charter, which is available on our website at http://www.qcrh.com. Ms. Neuman serves as Chair and Mr. Kilmer serves as Vice Chair. The Compensation Committee met five times during 2018.

Nomination and Governance Committee. In 2018, the Nomination and Governance Committee consisted of directors Baird, Besong, Neuman, Peterson (until May 2018), Sorensen, and Ziegler. Each of these directors is considered to be “independent” according to the Nasdaq listing requirements. The primary purposes of the Nomination and Governance Committee are to identify and recommend individuals to be presented to our stockholders for election or re-election to the board of directors and to review and monitor our policies, procedures and structure as they relate to corporate governance. We have adopted Corporate Governance Guidelines to assist our board in the exercise of its responsibilities. The responsibilities and functions of the committee are further described in its charter, which along with the Corporate Governance Guidelines is available on our website at http://www.qcrh.com. Ms. Sorensen serves as Chair and Mr. Besong serves as Vice Chair. The Nomination and Governance Committee met four times during 2018.

Risk Oversight Committee. In 2018, the Risk Oversight Committee consisted of directors Besong, Kilmer, Peterson (since May 2018), Ralph, Sorensen and Ziegler. Each of these directors is considered to be “independent” according to the Nasdaq listing requirements. The Risk Oversight Committee is charged with being the primary board committee to actively monitor and oversee the risk management process. Additional information regarding risk oversight and the Risk Oversight Committee’s role is found on page 15. The responsibilities and functions are further described in its charter, which is available on our website at http://www.qcrh.com. Mr. Ralph serves as Chair and Ms. Ziegler serves as Vice Chair. The Risk Oversight Committee met four times during 2018.

Executive Committee. The Executive Committee consisted of directors Baird, Hultquist, Neuman, Ralph, Sorensen and Ziegler. The Executive Committee is authorized to act with the same authority as the board of directors between meetings of the board, subject to certain limitations set forth in its charter. Although this authority allows the board to act quickly on matters requiring urgency when the full board is not available to meet, it is not intended to supplant the authority of the full board. The responsibilities and functions are further described in its charter, which is available on our website at http://www.qcrh.com. Mr. Baird serves as Chair and Ms. Ziegler serves as Vice Chair. The Executive Committee met six times during 2018.

Consideration of Director Candidates

Director Nominations and Qualifications. For the 2019 annual meeting, the Nomination and Governance Committee recommended for re-election to the board three of the five incumbent Class II directors, whose terms are scheduled to expire in 2019. As previously announced, director O’Reilly was appointed to the board on July 1, 2018, pursuant to the terms of the agreement and plan of merger by and between QCR Holdings and Springfield Bancshares, Inc. The board is currently comprised of 13 directors, but as a result of the decision of Mr. Hultquist and Ms. Neuman to not stand for re-election at the annual meeting, the size of the board will be reduced to 11 members as of the date of the annual meeting. These nominations were approved by the full board. We did not receive any stockholder nominations for director for the 2019 annual meeting.

In carrying out its nominating function, the Nomination and Governance Committee has developed qualification criteria for board membership. All potential nominees for election, including incumbent directors, board nominees and those stockholder nominees included in the proxy statement are reviewed for the following attributes:

•	demonstrated integrity, ethics, reputation and character;

•	education, professional background and/or board experience, relevant to the operation of QCR Holdings and service on the board;

•	evidenced leadership and sound business judgment in his or her professional life;

•	well recognized and demonstrated leadership of service to his or her community; and

•	willingness and ability to devote sufficient time to carrying out the duties and responsibilities required of a board member.

The Nomination and Governance Committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members, to determine if they meet QCR Holdings’s age eligibility requirements (a person who has reached age 72 before the date of the annual meeting is not eligible for election to the board) and to determine whether they are “independent” in accordance with the Nasdaq listing requirements (to ensure that at least a majority of the directors will, at all times, be independent). The Nomination and Governance Committee considers the diversity of its directors and nominees in terms of knowledge, experience, skills, expertise, and other demographics which may contribute to the board. It has not, in the past, retained any third party to assist it in identifying candidates, but it has the authority to retain a third party firm or professional for the purpose of identifying candidates.

The Nomination and Governance Committee identifies nominees by first evaluating the current members of the board willing to continue in service whose term is scheduled to expire at the upcoming annual stockholder meeting to determine if those individuals satisfy the qualification criteria for continued membership on the board of directors. Prior to nominating an existing director for re-election to the board, it considers and reviews the following attributes with respect to each existing director:

•	board and committee attendance and performance;

•	length of board service;

•	experience, skills and contributions that the existing director brings to the board;

•	independence and any conflicts of interest; and

•	any significant change in the existing director’s status, including the attributes considered for initial board membership.

Current members of the board who satisfy the qualification criteria described above and who are willing to continue in service are considered for re-nomination. If any member of the board does not wish to continue in service or if the Nomination and Governance Committee or the board decides not to re-nominate a member for re-election, it would determine whether or not the position would be filled and, if so, would identify the desired skills and experience of a new nominee.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics in place that applies to all of our directors and employees. The code sets forth the standard of ethics that we expect all of our directors and employees to follow, including our Chief Executive Officer and Chief Financial Officer. The code is posted on our website at http://www.qcrh.com. We have satisfied and intend to continue to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to or waiver of the code with respect to our Chief Executive Officer and Chief Financial Officer, and persons performing similar functions, by posting such information on our website.

Board Leadership Structure

Since January 1, 2007, we have kept the positions of Chair of the board of directors and Chief Executive Officer separate. While our bylaws do not require our Chair and Chief Executive Officer positions to be separate, the board believes that having separate positions and having an independent outside director serve as Chair is the appropriate leadership structure for QCR Holdings at this time and demonstrates our commitment to good corporate governance. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chair to lead the board in its fundamental role of providing advice to and independent oversight of management. We believe that having an independent Chair eliminates any conflicts of interest that could arise if the positions were held by one person. In addition, this leadership structure allows the board to more effectively monitor and evaluate the performance of our Chief Executive Officer.

Currently, Mr. Baird holds the position of Chair of the board of directors and Mr. Hultquist holds the position of Chief Executive Officer. Mr. Baird is considered to be “independent” according to the Nasdaq listing requirements. As previously noted, Mr. Hultquist will retire from the board of directors and from his roles as Chief Executive Officer and President.  The role of Chief Executive Officer will transition to Mr. Helling following the annual meeting.

To further enhance the role of the independent directors on our board and consistent with the Nasdaq listing requirements, the board’s independent directors regularly meet without Messrs. Gipple, Helling or Hultquist in attendance.

The Board’s Role in Risk Oversight

While management is responsible for the day-to-day management of risks QCR Holdings faces, oversight of our risk management is central to the role of the board. The Risk Oversight Committee is charged with the primary responsibility for overseeing the risk management functions including those relating to operational (including information technology and cyber security aspects), legal/regulatory, capital, liquidity, interest rate, reputational and strategic risks, on behalf of the board. The members of the Risk Oversight Committee discuss our risk assessment and risk management policies, provide oversight, and inquire about significant risks and exposures, if any, and the steps taken to monitor and minimize such risks. As noted on page 13, the composition of the Risk Oversight Committee is composed of independent directors. The Risk Oversight Committee makes regular reports to the full board.

In addition, other board committees have been assigned oversight responsibility for specific areas of risk and risk management, and each committee considers risks within their areas of responsibility. The Audit Committee is responsible for monitoring our financial reporting process and system of internal controls, including controls related to risk management. The Compensation Committee is chiefly responsible for compensation-related risks.  The members of the Compensation Committee discuss and review the key business and other risks we face and the relationship of those risks to certain compensation arrangements. This review is intended to comply with the Securities and Exchange Commission requirement to assess risks related to compensation plans and requirements of financial institution regulatory agencies (each as more fully described in the “Executive Compensation” section of this proxy statement). The subsidiary banks’ Loan Committees have primary responsibility for credit risk.  For those subsidiary banks that have fiduciary powers, the banks’ Wealth Management Committees have primary responsibility for fiduciary risk. Each of these committees receives regular reports from management regarding our risks and reports regularly to the Risk Oversight Committee or the full board concerning risk.

Share Ownership and Retention Guidelines

In order to better align the interests of our board members and management with the interests of our stockholders, our board of directors adopted share ownership guidelines in 2008. These share ownership guidelines were amended in February 2016 to clarify the ownership holding requirements for our executives.

Under these guidelines, non-employee directors of QCR Holdings are expected to achieve a share ownership level with a value equal to ten times the amount of each non-employee director’s annual cash retainer (excluding compensation for committee service) within five years of initial election as a director, and maintain such ownership level so long as they serve in the position of director. For 2019, based on the one-year trailing average monthly closing stock price, the amount is 5,451 shares.

We also have share ownership guidelines for our executive officers. The stock ownership guidelines vary by position and for Messrs. Hultquist, Gipple and Helling, in light of their service as board members of QCR Holdings, the amount is 30,000 shares. For all other named executive officers, based on the one-year trailing average monthly closing stock price, the amount is 5,599 shares within three years of date of hire and must be maintained so long as they are employed in their position with QCR Holdings.

Currently, each QCR Holdings director and each named executive officer holds the requisite number of shares, and accordingly is compliant with the share ownership guidelines.

Stockholder Communications with the Board, Nomination and Proposal Procedures

General Communications with the Board. Stockholders may contact our board of directors by contacting Christopher J. Lindell, Corporate Secretary, at QCR Holdings, Inc., 3551 Seventh Street, Moline, Illinois 61265 or (309) 736-3584. All appropriate comments will be forwarded directly to the Chair of the board of directors. Mr. Lindell will not generally forward communications that are primarily commercial in nature or related to an improper or irrelevant topic.

Nominations of Directors. In accordance with our bylaws, a stockholder may nominate a director for election at an annual meeting of stockholders by delivering or mailing written notice of the nomination to our Corporate Secretary, at the above address, not less than 30 days nor more than 75 days prior to the date of the annual meeting, provided, however, that if we provide less than 40 days’ notice of the meeting, notice by the stockholder, to be timely, must be delivered no later than the close of business on the 10th day following the day on which notice of the meeting was mailed. The stockholder’s notice of intention to nominate a director must include: (i) the name and address of record of the nominating stockholder; (ii) a representation that the stockholder is a record holder entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (v) any other information regarding each proposed nominee as would be required to comply with the rules and regulations set forth by the Securities and Exchange Commission; and (vi) the consent of each nominee to serve as a director of the corporation if so elected. We may request additional information after receiving the notification for the purpose of determining the proposed nominee’s eligibility to serve as a director. Persons nominated for election to the board pursuant to this paragraph will not be included in our proxy statement.

Other Stockholder Proposals. For proposals to be brought by a stockholder at an annual meeting, the stockholder must file a written notice of the proposal to our Corporate Secretary not less than 30 days nor more than 75 days prior to the date of the annual meeting, provided, however, that if we provide less than 40 days’ notice of the meeting, notice by the stockholder, to be timely, must be delivered no later than the close of business on the 10th day following the day on which notice of the date on which the notice of the meeting was first mailed to stockholders. The notice must set forth: (i) a brief description of the proposal and the reasons for conducting such business at the meeting; (ii) the name and address of the proposing stockholder; (iii) the number of shares of the corporation’s common stock beneficially owned by the stockholder on the date of the notice; and (iv) any financial or other interest of the stockholder in the proposal. Stockholder proposals brought under this paragraph will not be included in our proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides information about our compensation objectives and policies for our named executive officers and explains the structure and rationale of the various compensation elements. For purposes of the CD&A and the compensation tables that follow our named executive officers are Douglas M. Hultquist, Todd A. Gipple, Larry J. Helling, John H. Anderson, Robert C. Fulp and Ronald M. Nagel. Our CD&A is organized as follows:

•	Overview and Executive Summary. Background context and highlights are provided to put the overall disclosure in perspective.

•	Objectives of Our Compensation Program. The objectives of our executive compensation program are based on our business model and the competitive pressures we face in attracting and retaining executive talent. We structure our executive compensation program to attract, motivate and retain outstanding executives who lead QCR Holdings in creating sustained long-term value for our stockholders.

•	Elements of Compensation. The key components of our compensation program are base salary, annual bonuses and equity awards, with an emphasis on tying executive compensation to performance.

•	Compensation Process. Our executive compensation program is regularly reviewed internally and externally to ensure that proper risk mitigating procedures and protocols are in place.

•	Analysis of 2018 Compensation. Decisions on 2018 compensation are analyzed and explained in the context of our compensation objectives and performance.

•	Regulatory Considerations. We describe the impact of guidance established by the Federal Deposit Insurance Corporation and other bank regulatory agencies, in addition to various other regulatory requirements, on our decisions regarding our executive compensation.

•	Share Ownership and Retention Guidelines. Our named executive officers maintain a significant equity interest in QCR Holdings pursuant to our ownership and retention guidelines.

•	Insider Trading Policy. QCR Holdings has an insider trading policy in place that is applicable to our named executive officers.

Overview and Executive Summary

Business Overview

QCR Holdings, through its subsidiary banks, provides lending, deposit and trust and other wealth management services for individuals and businesses. We offer competitive commercial and personal banking products and are committed to providing superior customer service. We place a high priority on community service and are actively involved with many civic and community projects in the communities where we conduct business. We operate in an intensely competitive and uncertain business environment. From a business perspective, not only do we compete with numerous companies in our markets for clients, but we also compete with many different types and sizes of organizations for senior leadership capable of executing our business strategies. Among other challenges, our business model requires experienced leaders with banking and operational expertise who are capable of taking on high levels of personal responsibility in an ever-evolving banking industry and economy.

Financial Overview

QCR Holdings achieved record net income for 2018.  We reported net income of $43.1 million for the year ended December 31, 2018, and diluted earnings per share (“EPS”) of $2.86. For the same period in 2017 and 2016, net income of $35.7 million and $27.7 million was reported, and diluted EPS of $2.61 and $2.17, respectively. The year ended December 31, 2018 was highlighted by several significant items including the successful merger with Springfield Bancshares and the acquisition of the Bates Companies; record noninterest income of $41.5 million for the year; organic loan and lease growth of 9.8% for the year; organic deposit growth of 8.3% for the year; and nonperforming assets to total assets down to 0.56% at December 31, 2018 from 0.81% at December 31, 2017.

Overview of Our Executive Management Team

Our executive officers consist of Douglas M. Hultquist, Todd A. Gipple, and Larry J. Helling, each of whom is also a director of QCR Holdings, as well as John H. Anderson, Thomas D. Budd, Robert C. Fulp, Kurt A. Gibson, Anne E. Howard, Christopher J. Lindell, and Dana L. Nichols. Mr. Hultquist (age 63) has served as the President and Chief Executive Officer of QCR Holdings since 1993. Mr. Gipple has served as the Executive Vice President, Chief Operating Officer and Chief Financial Officer since 2008, and he previously served as Executive Vice President and Chief Financial Officer since 2000. Mr. Helling has served as President and Chief Executive Officer of Cedar Rapids Bank and Trust since 2001. Mr. Anderson (age 53) has served as President and Chief Executive Officer of Quad City Bank and Trust since 2007, and he previously served as Senior Vice President, Business Development since 1998. Mr. Nichols (age 58) has served as Executive Vice President, Chief Credit Officer since 2015, and he previously served as Executive Vice President, Chief Lending Officer of Cedar Rapids Bank and Trust since 2010 and Senior Vice President, Commercial Lending of Cedar Rapids Bank and Trust since 2001. Mr. Budd (age 55) has served as President and Chief Executive Officer of Rockford Bank and Trust since 2005. Ms. Howard (age 40) has served as Senior Vice President Director of Human Resources since 2017, and she previously served as HR Manager since 2009. Mr. Gibson (age 51) has served as President and Chief Executive Officer of Community State Bank since August of 2018, and he previously served as President of Community State Bank since 2017. Mr. Lindell (age 63) has served as Executive Vice President, Corporate Communications, Investor Relations, and Corporate Secretary since 2017, and he previously served as President and Chief Executive Officer of Guaranty Bank & Trust since 2009. Mr. Fulp (age 61) has served as President of Springfield First Community Bank since 2011. In November 2018, QCR Holdings announced that, effective at the annual stockholders meeting on May 23, 2019, Mr. Hultquist will retire from his roles as President and Chief Executive Officer. Leadership will transition to Mr. Helling, who will become Chief Executive Officer and to Mr. Gipple, who will become President. Mr. Helling will remain Chief Executive Officer of Cedar Rapids Bank and Trust, and Mr. Gipple will remain Chief Financial Officer and Chief Operating Officer of QCR Holdings.

Overview of Our Executive Compensation Program

QCR Holdings is committed to paying for performance. This commitment is reflected by the significant amount of our named executive officers’ compensation that is provided through performance-based components. Our executive compensation program evolves and is adjusted over time to support the business goals of QCR Holdings and to promote both near- and long-term profitable growth. Total compensation for each named executive officer varies with Company and individual performance in achieving financial and nonfinancial objectives.

Say-on-Pay

We received over 97% of votes cast in support of our executive compensation program during the 2018 annual stockholders’ meeting, the same as in 2017. QCR Holdings, the board and the Compensation Committee pay careful attention to the say-on-pay vote and communications received from stockholders regarding executive compensation, and we believe the vote reflects stockholders’ support of our compensation philosophy and the manner in which we compensate our named executive officers. The Compensation Committee considered the results of the advisory vote as one of many factors in making 2018 compensation decisions, and will continue to do so as it continually reviews our compensation programs and practices to ensure they continue to support our business strategy and align with stockholders’ interests.

Objectives of Our Compensation Program

The goal of our compensation program is to attract, motivate and retain outstanding employees who provide excellent service to our clients while balancing short- and long-term performance to create sustained long-term value for our investors. Our compensation program for executives is based in large part on our business needs and challenges in creating stockholder value. To support the achievement of our business strategies and goals, we strive to:

•	Pay for performance;

•	Tie equity compensation to long-term value creation for our stockholders;

•	Align executives’ financial interests with those of our stockholders;

•	Support QCR Holdings’s values, strategy and development of employees;

•	Foster a team approach among top executives;

•	Attract, retain and align leaders capable of delivering superior business results;

•	Provide competitive cash compensation and benefit opportunities; and

•	Adhere to the highest legal and ethical standards.

Elements of Compensation

Our executive compensation program consists of several elements, each with an objective that fits into our overall compensation program. The following overview explains the structure and rationale of the elements of compensation used for 2018.

Base Salary

Cash salaries are intended to be competitive with the market, and reflect the individual’s experience, performance, responsibilities, and contribution to QCR Holdings. The salaries are intended to offer each executive security and to allow QCR Holdings to maintain a stable management team and environment. The Compensation Committee reviews the salaries of the named executive officers annually. The Compensation Committee uses its own judgment, as well as its independent compensation consultant’s expertise, when determining the positioning of each executive’s salary compared to the competitive marketplace and also considers internal equity with other employees.

Annual Cash Incentive Bonus

Annual cash incentive bonuses are an important piece of total compensation for our named executive officers as they support and encourage the achievement of our business goals and strategies by tying a meaningful portion of cash compensation to financial results for the year as compared to internal and external standards. The Committee believes the named executive officers should have a significant portion of their total compensation package at risk and available through an annual cash incentive program. Maximum bonus opportunities are capped to avoid encouraging excessive risk-taking and to avoid any focus on maximizing short-term results at the expense of long-term soundness.

Each executive has measurable goals that were determined by the Compensation Committee at the beginning of 2018, and focus primarily on net income and other financial performance. Annual bonuses for named executive officers for 2018 were determined based on the goals agreed to in early 2018 and the quantitative and qualitative analyses and calculations were reviewed by the Compensation Committee at the beginning of 2019. Net income in excess of 25% of budgeted net income is required for any bonuses to be paid to our named executive officers.

Long-Term Stock Incentives

Equity compensation is the other key element of compensation for our named executive officers. We use various types of long-term incentive awards to drive the creation of long-term value for our stockholders, attract and retain executives capable of effectively executing our business strategies and structure compensation to account for the time horizons of risks. Equity compensation supports the achievement of many of our key compensation objectives:

•	Tie pay to performance by linking compensation to stockholder value creation;

•	Align executives’ interests with those of our stockholders;

•	Attract executives, particularly those interested in building long-term value for our stockholders (as equity compensation is an element of competitive pay packages for executives); and

•	Retain executives and reward continued service by providing for forfeiture of awards prior to satisfaction of multi-year vesting periods.

Equity Incentive Plans. Currently all new equity awards are made under our 2016 Equity Incentive Plan (the “2016 Equity Plan”), as approved by our stockholders in 2016. Initially 400,000 shares were authorized for issuance under the plan. In addition, any shares remaining for issuance under our prior plans also were available for issuance under the 2016 Equity Plan, and as of the effective date of the 2016 Equity Plan, no further awards may be granted under those prior plans. The 2016 Equity Plan provides for the issuance of nonqualified stock options, restricted stock, stock appreciation rights and other stock and cash-based awards. As of December 31, 2018, there were 278,075 remaining shares available for grant under the 2016 Equity Plan.

Employee Stock Purchase Plan. Stockholders approved the QCR Holdings Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”) to be effective in 2003 and approved an amended and restated plan in 2012. The plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The plan allows employees of QCR Holdings and its subsidiaries to purchase shares of common stock. Effective January 1, 2019, the purchase price changed from 90% to 85% of the fair market value, as defined in the plan. Currently, the maximum percentage that any one participant can elect to contribute is 10% of compensation, up to a maximum of $10,000. During 2018, 15,528 shares were purchased under the Employee Stock Purchase Plan.

Retirement Benefits

QCR Holdings 401(k)/Profit Sharing Plan (the “401(k) Plan”). QCR Holdings sponsors a tax-qualified profit sharing plan qualifying under Section 401(k) of the Code. All employees are eligible to participate in the 401(k) Plan. Pursuant to the 401(k) Plan, QCR Holdings matches 100% of the first 3% of employee contributions and 50% of the next 3% of employee contributions, up to a maximum of 4.5% of an employee’s compensation. At its discretion, QCR Holdings may make additional contributions to the 401(k) Plan, which are allocated to the accounts of participants based on relative compensation. Contributions under the 401(k) Plan for the benefit of our named executive officers are reflected in the Summary Compensation Table of this proxy statement.

Deferred Compensation

Non-qualified Supplemental Executive Retirement Program. QCR Holdings provides a Non-qualified Supplemental Executive Retirement Plan (“SERP”) to certain of its key executives. The Compensation Committee believes the SERPs are an important component of compensation that help maintain a stable, committed, and qualified team of key executives as each SERP includes retention and non-competition provisions intended to protect QCR Holdings.

Under their agreements, Messrs. Gipple and Helling will receive a supplemental retirement benefit in an annual pre-tax amount equal to 2.5% for each year of full-time service until the executive reaches age 65 (not to exceed 40 years), multiplied by the executive’s average annual base salary plus cash bonus for the three most recently completed plan years, subject to a maximum of 70%. The retirement benefit will be reduced by any contributions plus earnings under the 401(k) Plan and other deferred compensation plans. The executive is eligible for the retirement benefit if he retires after reaching age 55 and has at least 10 years of service. Assuming the participating executives retire on or after reaching age 55 and based on the participants’ salary and cash bonus paid for 2018, we will owe the following projected annual amounts at retirement: Mr. Gipple - $134,271; and Mr. Helling - $55,474.

Under their agreements, Messrs. Hultquist and Anderson will receive a supplemental retirement benefit that varies depending upon the executive’s age at retirement. For Mr. Hultquist, the annual benefits range from $188,775 per year following a retirement before he attains 64 years of age to $220,650 per year following a retirement on or after he attains 65 years of age. For Mr. Anderson, the annual benefits range from $20,000 per year following a retirement after attaining age 55 but before attaining age 56 to $84,000 per year following a retirement on or after he attains 65 years of age.

SERP benefits will generally be paid in 180 monthly installments. The SERP arrangements also provide for the payment of a survivor’s benefit payable to a participating executive’s beneficiary upon the executive’s death.

Non-Qualified Deferred Compensation Plan Agreements. QCR Holdings has previously entered into deferred compensation plan agreements with certain of the named executive officers to allow them to defer a portion of their salary and annual bonus. These plans are voluntary, non-tax qualified, deferred compensation plans that enable executives to save for retirement by deferring a portion of current cash compensation. QCR Holdings matches these deferrals up to certain maximums and interest is earned at the prime rate subject to certain floor and cap rates, as follows:

	Deferred Compensation Plan Agreements
Executive	2018 Contribution	2018 Match	Interest Rate Floor and Cap
Douglas M. Hultquist	$20,000	$20,000	4.0% - 8.0%
Todd A. Gipple	$20,000	$17,500	6.0% - 12.0%
Larry J. Helling	$17,500	$17,500	8.0% - 10.0%
John H. Anderson	$15,000	$10,000	4.0% - 8.0%
Ronald M. Nagel	$45,527	$15,000	4.0% - 8.0%

If Messrs. Gipple or Helling are terminated in connection with a change in control, they would receive the greater of their existing account balance or a guaranteed minimum amount.

The SERP and the non-qualified deferred compensation plan agreements are “unfunded” general contractual obligations of QCR Holdings subject to the claims of our creditors. If QCR Holdings were to become insolvent, the participants would be unsecured general creditors of QCR Holdings.

The Compensation Committee believes this form of “at risk” compensation helps align the interests of plan participants with the long-term interests of QCR Holdings, its debt holders, and its stockholders.

Deferred Income Plans. Stockholders approved the 1997 Deferred Income Plan and 2005 Deferred Income Plan to enable directors and selected key officers of QCR Holdings and its related companies, to elect to defer all or a portion of the fees and cash compensation payable to them for their service as directors or employees. The plan then purchases shares of QCR Holdings common stock at market value which are held in a rabbi trust associated with the plans.

Perquisites and Other Benefits

The named executive officers participate in QCR Holdings’s broad-based employee benefit plans, such as medical, dental, disability and life insurance coverage programs, under the same terms as other eligible employees. Each also receives an automobile allowance. Mr. Anderson receives payments for a country club membership. In addition, QCR Holdings pays for tax planning and preparation services for Messrs. Hultquist, Gipple and Helling. The value of the perquisites provided by or paid for by QCR Holdings is reflected in the Summary Compensation Table in this proxy statement, and is similar to other bank holding companies within the industry.

Employment Agreements

Employment agreements are in place with each of our named executive officers. We believe employment agreements help us recruit and retain executives with the experience, skills, knowledge and background needed to achieve our business goals and strategy.

Compensation Process

The Compensation Committee has broad discretion in overseeing our compensation programs. It reviews each element of compensation for each of our named executive officers at least once each year and makes a final determination regarding any adjustments to their current compensation structure and levels after considering a number of factors. The Compensation Committee takes into account the scope of each named executive officer’s responsibilities, performance and experience, as well as competitive compensation levels in reviewing compensation. During the annual review process, the Compensation Committee also reviews our full-year financial results against other banking organizations and reviews the structure of our compensation programs relative to sound risk management.

The primary considerations in making executive compensation decisions are:

•	Key financial measurements which reflect our ultimate goal of value creation for our stockholders;

•	Strategic initiatives related to our business;

•	Achievement of specific operational goals relating to the executive’s area of oversight;

•	Compensation of other QCR Holdings executives; and

•	Compensation of peer group executives.

Consulting Assistance

Under its charter, the Compensation Committee has the authority to retain its own compensation consultants. Since June 2015, the Compensation Committee has retained Frederic W. Cook & Co., Inc. (“FWC”) as its compensation consultant to provide it with independent analysis and advice on executive compensation-related matters including a review of the compensation program actions recommended by management, reviewing the chosen peer group and survey data for competitive comparisons and advising it on best practices and ideas for board governance of executive compensation. FWC reports directly to the Compensation Committee, and management has not retained its own compensation consultant. The Compensation Committee has conducted an inquiry and assessment with respect to FWC, including the factors relating to independence specified in Nasdaq listing requirements, and determined that it is independent of management and has no conflicts of interest in acting as a compensation consultant to the Compensation Committee.

Role of Executive Officers

As requested by the Compensation Committee, various members of management facilitate the Committee’s consideration of compensation for our named executive officers by providing information for the Committee’s review. In particular, Mr. Hultquist provides background and recommendations with respect to each of the other named executive officers. Mr. Hultquist is not present for the discussion or determination of his compensation. Information considered includes, among other items, financial results and analysis, performance evaluations, compensation provided to our named executive officers, technical and regulatory considerations, and input on program design and possible modifications.

Peer Group

Market pay practices are one of many factors we consider in setting executive pay levels and designing compensation programs. Information on pay levels and practices is gathered for a group of publicly traded companies selected based on their business focus, scope and location of operations, size and other considerations. The companies in the group are reviewed and evaluated annually. QCR Holdings’s peer group of 17 financial institutions, as listed below, was jointly presented by FWC and our management and approved by the Compensation Committee. QCR Holdings is in the middle of the group in terms of size.

CoBiz Financial	German American Bancorp	Mercantile Bank Corporation

Community Trust Bancorp	Great Southern Bancorp	MidWest One Financial

Enterprise Financial Services	Hills Bancorp	National Bank Holdings Corporation

First Busey Corporation	Horizon Bancorp	Stock Yards Bancorp

First Financial Corporation	1st Source Corporation	West Bancorp

First Mid-Illinois Bancshares	Lakeland Financial Corporation

Analysis of 2018 Compensation

Consistent with our philosophy of linking compensation to performance, the compensation for our named executive officers in 2018 was based, in part, on our business results in 2018. This section discusses the compensation actions that were taken in 2018 for our named executive officers, as detailed below. In reviewing 2018 compensation decisions, it should be noted that Messrs. Fulp and Nagel, unlike our other named executive officers, were in their roles only for part of 2018. Mr. Fulp became an executive officer on July 1, 2018 as part of the Springfield First Community Bank transaction. Mr. Nagel and QCR Holdings agreed that effective August 31, 2018, Mr. Nagel would begin to transition to a part-time advisory role with Community State Bank.

Base Salary

Salaries for our named executive officers for 2018 and 2019 are as follows:

Executive	2018 Salary	2019 Salary
Douglas M. Hultquist	$300,000	$300,000
Todd A. Gipple	$270,000	$325,000
Larry J. Helling	$270,000	$350,000
John H. Anderson	$212,500	$250,000
Robert C. Fulp	$401,639*	$401,639
Ronald M. Nagel	$275,000	$175,000
*Mr. Fulp became an executive officer on July 1, 2018, following our completion of the merger with Springfield Bancshares.

Annual Incentive Bonus

On an annual basis, the Compensation Committee approves targets applicable to annual incentive bonus awards for our named executive officers. At the beginning of 2018, the Compensation Committee set threshold, target, and maximum award opportunities as a percentage of salary for each of our named executive officers based on that individual’s position and competitive market data for similar positions other than Mr. Fulp. Mr. Fulp did not become one of our executive officers until we completed the transaction with Springfield First Community Bank on July 1, 2018. Given that Mr. Fulp became an executive officer midyear and had entered into an employment agreement with us, the Compensation Committee determined his 2018 annual bonus consistent with his employment agreement and the factors and evaluation process applicable to our other named executive officers, as described in the narratives and tables below but without setting pre-established performance measures and objectives. The 2018 awards for our named executive officers were contingent primarily on performance relative to goals for net income and other financial performance measures and objectives aligned with those of QCR Holdings’s stockholders. The performance criteria were weighted to reflect QCR Holdings’s strategic objectives. Named executives also have individual performance goals, including entity level goals for subsidiaries within their oversight, consistent with QCR Holdings’s 2018 strategic objectives and their specific role. As noted above, our named executive officers would not have been eligible to receive an annual incentive bonus if QCR Holdings’s net income did not exceed 25% of budgeted net income.

For 2018, threshold, target and maximum annual incentive bonus levels were set as follows (as a percentage of base salary):

Executive	Threshold	Target	Maximum
Douglas M. Hultquist	50.0%	100.0%	125.0%

Todd A. Gipple	30.0%	60.0%	75.0%

Larry J. Helling	30.0%	60.0%	75.0%

John H. Anderson	25.0%	50.0%	75.0%

Ronald M. Nagel	7.2%	14.6%	21.8%

For 2018, the weightings between corporate and individual goals were set as follows (as a percentage of base salary):

Executive	Corporate Goals	Individual Goals	Target Award
Douglas M. Hultquist	90.0%	10.0%	100.0%

Todd A. Gipple	45.0%	15.0%	60.0%

Larry J. Helling	60.0%	0.0%	60.0%

John H. Anderson	50.0%	0.0%	50.0%

Ronald M. Nagel	14.6%	0.0%	14.6%

Douglas M. Hultquist. The Compensation Committee established the following corporate goals for Mr. Hultquist:

Corporate Goals	Goal Weight	Threshold	Target	Maximum
QCR Holdings net income	60%	$38.1M	$42.3M	$44.4M

QCR Holdings efficiency ratio	10%	66.27%	63.81%	62.56%

QCR Holdings NPAs to total assets	10%	1.00%	.80%	.60%

Rockford Bank and Trust net income	5%	$2.7M	$3.1M	$3.4M

m2 Lease Funds net income	5%	$2.9M	$3.3M	$3.6M

Mr. Hultquist had an individual goal weighted at 10% assigned to achievement of acceptable completion of the architecture and succession planning projects which, it was determined, achieved a result at maximum.

Todd A. Gipple. The Compensation Committee established the following corporate goals for Mr. Gipple:

Corporate Goals	Goal Weight	Threshold	Target	Maximum
QCR Holdings net income	60%	$38.1M	$42.3M	$44.4M

QCR Holdings efficiency ratio	15%	66.27%	63.81%	62.56%

QCR Holdings net interest income	10%	$125.4M	$130.2M	$132.7M

Mr. Gipple had an individual goal weighted at 15% assigned to achievement of acceptable service level ratings with respect to QCR Holdings’s ten internal departments which, it was determined, achieved a result between target and maximum.

Larry J. Helling. The Compensation Committee established the following corporate goals for Mr. Helling:

Corporate Goals	Goal Weight	Threshold	Target	Maximum
QCR Holdings net income	30%	$38.1M	$42.3M	$44.4M

Cedar Rapids Bank and Trust net income	40%	$16.3M	$18.1M	$19.1M

Community State Bank net income	15%	$7.6M	$8.5M	$9.1M

m2 Lease Funds net income	15%	$2.9M	$3.3M	$3.6M

John H. Anderson. The Compensation Committee established the following corporate goals for Mr. Anderson:

Corporate Goals	Goal Weight	Threshold	Target	Maximum
QCR Holdings net income	30%	$38.1M	$42.3M	$44.4M

Quad City Bank and Trust net income	30%	$17.9M	$19.9M	$21.0M

Quad City Bank and Trust loan growth	10%	$68.0M	$80.0M	$88.0M

Quad City Bank and Trust deposit growth	10%	$38.2M	$45.0M	$49.5M

Quad City Bank and Trust wealth management net income	10%	$2.2M	$2.4M	$2.6M

Quad City Bank and Trust NPAs to total assets	10%	1.00%	0.75%	0.50%

Ronald M. Nagel. The Compensation Committee established the following corporate goals for Mr. Nagel:

Corporate Goals	Goal Weight	Threshold	Target	Maximum
QCR Holdings net income	30%	$38.1M	$42.3M	$44.4M

Community State Bank net income	50%	$7.6M	$8.5M	$9.1M

Community State Bank deposit growth	10%	$29.2M	$34.3M	$37.8M

Community State Bank NPAs to total assets	10%	1.00%	0.75%	0.50%

2018 Actual Incentive Bonus Awards. QCR Holdings had an adjusted actual net income for 2018 of $42.3 million, efficiency ratio of 64.19%, non-performing assets to total assets of .56%, and net interest income of $130.8M. Rockford Bank and Trust had an adjusted net income of $775 thousand. m2 Lease Funds had pre-tax net income of $3.4 million. Cedar Rapids Bank and Trust had net income of $20.7 million. Community State Bank had an adjusted net income of $9.9 million, deposit growth of $5.4 million, and non-performing assets to total assets of 0.15%. Quad City Bank and Trust had net income of $20.5 million, loan growth of $103 million, deposit growth of $13.7 million, wealth management net income of $2.8 million and non-performing assets to total assets of .82%.

After taking into account the weighting of all criteria and the resulting performance of QCR Holdings and the named executive officers, the Compensation Committee determined the actual annual cash incentive bonuses for 2018 as shown in the table below (as a percentage of base salary):

Executive	Target Award	Corporate Goals	Individual Goals	Actual Award
Douglas M. Hultquist	100.0%	86.8%	12.5%	99.3%

Todd A. Gipple	60.0%	44.3%	16.1%	60.4%

Larry J. Helling	60.0%	68.5%	0.0%	68.5%

John H. Anderson	50.0%	53.5%	0.0%	53.5%

Ronald M. Nagel	14.6%	17.5%	0.0%	17.5%

Long-Term Stock Incentives

For 2018 the Compensation Committee targeted equity award values between 20% and 40% of salary for each executive. The actual 2018 equity grants were awarded in March 2019 based upon the executive’s performance in 2018, as shown in the table below along with the target awards (all amounts are based on grant date fair value as used for determining expense in the financial statements). Earned awards were granted as restricted stock units subject to a four-year vesting schedule with equal portions vesting on each anniversary of the grant date. Based on Mr. Fulp’s partial service during 2018, he received a restricted stock award with a value of $100,022.

	2018 Performance-Based Equity Incentive Plan (Grant Value Restricted Stock Awards as a Percentage of Salary)
Executive	2018 Target	2018 Award
Douglas M. Hultquist	40.0%	39.7%

Todd A. Gipple	40.0%	40.3%

Larry J. Helling	40.0%	45.6%

John H. Anderson	20.0%	21.4%

Ronald M. Nagel	14.6%	17.5%

2016 Equity Plan - Acceleration of Awards

The 2016 Equity Plan provides for possible accelerated vesting of awards granted to all participants, including our named executive officers, in certain circumstances. Unless provided otherwise in the agreements setting forth the terms of the award, vesting will be accelerated for outstanding awards upon a “change in control” of QCR Holdings (as defined in the 2016 Equity Plan) if the awards are not assumed or otherwise equitably converted into comparable awards by the acquiring company. If the awards are assumed by the acquirer and a participant’s employment is terminated without “cause” or a participant resigns for “good reason,” the participant’s awards will become vested (this is what is known as a “double trigger” approach). We adopted this approach, rather than providing for vesting solely upon a change in control (a “single trigger” approach), because we believe the double trigger provides adequate employment protection and reduces, for the stockholders’ benefit, potential transaction costs associated with the awards. Further, the award agreements generally provide that vesting will be accelerated upon the participant’s disability or death.

Regulatory Considerations

As a publicly-traded financial institution, QCR Holdings must contend with several often overlapping layers of regulations when considering and implementing compensation-related decisions. These regulations do not set specific parameters within which compensation decisions must be made, but do require QCR Holdings and the Committee to be mindful of the risks that often go hand-in-hand with compensation programs designed to incentivize the achievement of better than average performance. While the regulatory focus on risk assessment has been heightened over the last several years, the incorporation of general concepts of risk assessment into compensation decisions is not a recent development.

The Committee continues to believe in and practice a sensible approach to balancing risk-taking and rewarding reasonable, but not necessarily easily attainable, goals and this has always been a component of its overall assessment of the compensation plans, programs and arrangements it has put in place for our named executive officers. The Committee believes we have adequate policies and procedures in place to balance and control any risk-taking that may be incentivized by the employee compensation plans. The Committee further believes that such policies and procedures will work to limit the risk that any employee would manipulate reported earnings in an effort to enhance his or her compensation.

In making decisions about executive compensation, in addition to the above, we also consider the impact of other regulatory provisions, including: the provisions of Code Section 162(m) as in effect for 2018 that may limit the tax deductibility of certain compensation; Code Section 409A regarding nonqualified deferred compensation; and Code Section 280G regarding excise taxes and deduction limitations on golden parachute payments made in connection with a change in control. In making decisions about executive compensation, we also consider how various elements of compensation will impact our financial results. For example, we consider the impact of FASB ASC Topic 718, which requires us to recognize the compensation cost of grants of equity awards based upon the grant date fair value of those awards.

Anti-Hedging Policy

QCR Holdings’s insider trading policy includes provisions that prohibit all employees and directors from entering into hedging transactions involving QCR Holdings securities. To our knowledge, none of our officers or directors has entered into a hedging transaction involving QCR Holdings stock in violation of this prohibition.

Anti-Pledging Policy

QCR Holdings’s insider trading policy includes provisions that prohibit our directors and executive officers from pledging QCR Holdings securities without the prior approval of the Nomination and Governance Committee. To our knowledge, none of our officers or directors has pledged his or her stock in violation of this policy.

Clawback Policy

In the event of a material restatement of QCR Holdings’s financial results, other than a restatement due to changes in accounting principles or applicable law or interpretations thereof, the board of directors will review the facts and circumstance that led to the requirement for the restatement and will take such actions, including clawback, as it deems necessary or appropriate. The board of directors will consider whether any named executive officer received cash or equity compensation based on the original financial statements because it appeared he or she achieved financial performance targets which in fact were not achieved based on the restatement. The board of directors will also consider the accountability of any named executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement and whether such acts or omissions constituted misconduct. In addition, the clawback provision of the Sarbanes-Oxley Act of 2002 also applies to Messrs. Hultquist and Gipple.

This provision provides that if QCR Holdings is required to restate its financials as a result of misconduct, Messrs. Hultquist and Gipple are required to reimburse QCR Holdings for bonuses or other incentive-based or equity-based compensation and profits realized in the 12 months after the financial information was first publicly issued or filed with the Securities and Exchange Commission.

Insider Trading Policy

QCR Holdings has an insider trading policy that permits open market transactions in QCR Holdings stock beginning two trading days following the date of public disclosure of the financial results each fiscal quarter until two weeks before the end of the next fiscal quarter. In addition, our named executive officers may purchase QCR Holdings common stock through payroll deductions under our 401(k) Plan and Employee Stock Purchase Plan. Changes to certain elections under the 401(k) Plan and Employee Stock Purchase Plan may only be made during the period when open market transactions are permitted. All of our named executive officers are currently in compliance with this policy.

Share Ownership and Retention Guidelines

We believe our named executive officers and nonemployee directors should have a significant equity interest in QCR Holdings. To promote such equity ownership and further align the interests of our executives and directors with our stockholders, we maintain share retention and ownership guidelines that require our named executive officers and our directors to hold shares of common stock of QCR Holdings that are described on page 16. Until an individual’s stock ownership guideline is met, an executive’s annual incentive and the director’s fees will be paid solely in shares of QCR Holdings common stock (net of required withholding). The guidelines are subject to periodic review by the Compensation Committee and compliance is monitored on an annual basis.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and approved the Compensation Discussion and Analysis contained in this proxy statement with management. Based on discussion with management, the Compensation Committee recommended that the board of directors approve and include the Compensation Discussion and Analysis in this proxy statement.

Compensation Committee:

Patrick S. Baird	Mark C. Kilmer

Linda K. Neuman	Timothy B. O’Reilly

Michael L. Peterson	George T. Ralph III

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

Summary of Compensation Paid to Named Executive Officers

The table below sets forth the following information for the years ended December 31, 2018, 2017 and 2016: (i) the dollar value of base salary earned; (ii) the aggregate grant date fair value of stock awards granted; (iii) the aggregate grant date fair value of option awards granted; (iv) the dollar value of earnings for services pursuant to awards granted under non-equity incentive plans; (v) above-market earnings on nonqualified deferred compensation; (vi) all other compensation; and (vii) the dollar value of total compensation.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)(1)	Option awards ($)(1)	Non-equity incentive plan compensation ($)	Change in Pension Value and Nonqualified deferred compensation earnings ($)(2)	All other compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Douglas M. Hultquist, President and CEO	2018 2017 2016	$300,000 $300,000 $290,000	-- -- --	$131,170 $69,367 $68,512	-- $69,366 $68,511	$298,009 $327,922 $346,834	$187,989 $165,784 $145,557	$68,366(3) $69,111 $68,835	$985,534 $1,001,550 $988,249
Todd A. Gipple, EVP, COO and CFO	2018 2017 2016	$270,000 $260,000 $251,899	-- -- --	$114,437 $44,426 $62,194	-- $44,427 $62,194	$163,017 $171,633 $169,853	$202,873 $255,551 $123,293	$51,339(4) $51,924 $51,489	$801,666 $827,961 $720,922
Larry J. Helling, President and CEO of Cedar Rapids Bank	2018 2017 2016	$270,000 $260,000 $251,899	-- -- --	$117,086 $44,426 $60,746	-- $44,427 $60,746	$184,804 $175,607 $122,172	$27,341 $24,260 $22,745	$ 65,701(5) $ 60,792 $57,298	$664,932 $609,512 $575,606
John H. Anderson, President and CEO of Quad City Bank	2018 2017 2016	$212,500 $205,500 $200,000	-- -- --	$53,642 $26,802 $28,924	-- $26,802 $28,924	$113,627 $120,680 $120,600	$36,121 $32,251 --	$47,124(6) $46,548 $44,029	$463,014 $458,583 $422,477
Robert C. Fulp, CEO of Springfield First Community Bank (7)	2018	$200,820	$156,256	$100,022	--	--	--	$12,600(8)	$469,698
Ronald M. Nagel, Former President and CEO of Community State Bank	2018 2017 2016	$275,000 $275,000 $106,667	-- -- $340,000	$125,953 $89,996 --	-- $20,004 --	$48,000 $55,947 --	-- -- --	$39,600(9) $39,736 $26,569	$488,553 $480,683 $473,236

(1)	In accordance with the Securities and Exchange Commission reporting requirements, we report all equity awards at full grant date fair value of each award calculated in accordance with FASB ASC Topic 718. For restricted stock and restricted stock units, the fair value per share is equal to the closing price of our stock on the date of the grant. For stock options, the fair value per share is based on certain assumptions that are explained in the footnotes to our financial statements, which are included in our Annual Report on Form 10-K.

(2)	The amounts reflected in this column include both an increase in the actuarial present value of the executive’s benefit under his SERP as well as “above market earnings” under the deferred compensation arrangement. The amount of above market earnings is determined in accordance with, and for purposes of, proxy disclosure rules only (generally over 120% of the applicable federal long-term rate). The portion of the amount reflected that is attributable to above market earnings is: (i) with respect to Mr. Hultquist, for 2018 equal to $31,386, for 2017 equal to $20,696, and for 2016 equal to $15,956; and (ii) with respect to Mr. Helling, for 2018 equal to $12,341, for 2017 equal to $13,760, and for 2016 equal to $12,281. Mr. Gipple and Mr. Anderson had no above market earnings as determined for purposes of proxy disclosure rules.

(3)	Mr. Hultquist had contributions made to the 401(k) Plan for his benefit in the amount of $12,600; reimbursement for tax preparation services in the amount of $2,940; car allowance of $12,000; and annual physical examination of $1,483. In addition, pursuant to the deferred compensation arrangement, QCR Holdings made a matching contribution for his benefit in the amount of $20,000. QCR Holdings also provided a life insurance benefit to Mr. Hultquist that was valued, pursuant to Code rules, at $19,343.

(4)	Mr. Gipple had contributions made to the 401(k) Plan for his benefit in the amount of $12,600; reimbursement for tax preparation services in the amount of $2,940; and car allowance of $8,000. In addition, pursuant to the deferred compensation arrangement, QCR Holdings made a matching contribution for his benefit in the amount of $17,500. QCR Holdings also provided a life insurance benefit to Mr. Gipple that was valued, pursuant to Code rules, at $10,299.

(5)	Mr. Helling had contributions made to the 401(k) Plan for his benefit in the amount of $12,600; reimbursement for tax preparation and planning services in the amount of $6,200; car allowance of $6,000; and annual physical examination of $3,700. In addition, pursuant to the deferred compensation arrangement, QCR Holdings made a matching contribution for his benefit in the amount of $17,500. QCR Holdings also provided a life insurance benefit to Mr. Helling that was valued, pursuant to Code rules, at $19,701.

(6)	Mr. Anderson had contributions made to the 401(k) Plan for his benefit in the amount of $12,600; car allowance of $6,000; annual physical examination of $2,590; and reimbursement for country club memberships in the amount of $8,770. In addition, pursuant to the deferred compensation arrangement, QCR Holdings made a matching contribution for his benefit in the amount of $10,000. QCR Holdings also provided life insurance benefit to Mr. Anderson that was valued, pursuant to Code rules, at $7,164.

(7)	Mr. Fulp became an executive officer on July 1, 2018, following our completion of the merger with Springfield Bancshares.

(8)	Mr. Fulp had contributions made to the 401(k) Plan for his benefit in the amount of $12,600.

(9)	Mr. Nagel had contributions made to the 401(k) Plan for his benefit in the amount of $12,600; and car allowance of $12,000. In addition, pursuant to the deferred compensation arrangement, QCR Holdings made a matching contribution for his benefit in the amount of $15,000.

Grant of Plan Based Awards

The following table provides information on non-equity incentive plan awards and equity awards made to our named executive officers during 2018. The non-equity incentive plan awards were made under the annual cash incentive program and the equity awards were made under our Equity Incentive Plan, each of which is described in our CD&A.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: # of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum
(a)	(b)	(c)	(d)	(e)	(f)	(i)
Douglas M. Hultquist	3/1/18	-- $0	-- $300,000	-- $375,000	2,971	$131,170
Todd A. Gipple	3/1/18	-- $0	-- $162,000	-- $202,500	2,592	$114,437
Larry J. Helling	3/1/18	-- $0	-- $162,000	-- $202,500	2,652	$117,086
John H. Anderson	3/1/18	-- $0	-- $106,250	-- $159,375	1,215	$53,642
Robert C. Fulp	8/1/18	--	--	--	2,318	$100,022
Ronald M. Nagel	1/2/18 3/1/18	-- -- $0	-- -- $40,000	-- -- $60,000	1,669 1,267	$70,015 $55,938

(1) The amounts set forth in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns reflect the threshold, target and maximum payouts for performance under the annual cash incentive program as described in the section titled “Annual Cash Incentive Bonus” in the CD&A. The amount earned by each named executive officer for 2018 performance is included in the Summary Compensation Table in the column titled “Non-Equity Incentive Compensation Plan.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding equity awards held by the individuals named in the Summary Compensation Table at December 31, 2018, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and the expiration date of each outstanding option. Other than what is footnoted below, the options expire 10 years from the date of grant and vest in four equal annual portions beginning one year from the date of grant. The stock awards are either restricted stock or restricted stock units. The market value of stock awards is based on our closing stock price on December 31, 2018, which was $32.09.

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)
Douglas M. Hultquist	9,677 9,848 18,447 12,810 11,078 4,732 1,200 -- -- -- --	-- -- -- -- 3,692 4,731 3,597 -- -- -- --	$9.00 $9.30 $15.65 $17.10 $17.49 $22.64 $42.75 -- -- -- --	2/1/2020 2/1/2022 5/1/2023 2/3/2024 2/2/2025 2/1/2026 3/9/2027 -- -- -- --	-- -- -- -- -- -- -- 1,129(2) 1,512(3) 1,217(4) 2,971(5)	-- -- -- -- -- -- -- $36,230 $48,520 $39,054 $95,339
Todd A. Gipple	3,390 8,616 6,791 6,643 4,296 1,068 -- -- -- --	-- -- -- 2,214 4,294 3,203 -- -- -- --	$9.30 $15.65 $17.10 $17.49 $22.64 $42.75 -- -- -- --	2/1/2022 5/1/2023 2/3/2024 2/2/2025 2/1/2026 3/9/2027 -- -- -- --	-- -- -- -- -- -- 677(2) 1,373(3) 1,083(4) 2,592(5)	-- -- -- -- -- -- $21,725 $44,060 $34,753 $83,177
Larry J. Helling	3,081 4,186 16,597 10,002 8,112 5,037 4,196 768 -- -- -- --	-- -- -- -- -- 1,678 4,194 2,304 -- -- -- --	$9.30 $9.00 $9.30 $15.65 $17.10 $17.49 $22.64 $42.75 -- -- -- --	2/2/2019 2/1/2020 2/1/2022 5/1/2023 2/3/2024 2/2/2025 2/1/2026 3/9/2027 -- -- -- --	-- -- -- -- -- -- -- -- 513(2) 1,341(3) 779(4) 2,652(5)	-- -- -- -- -- -- -- -- $16,462 $43,033 $24,998 $85,103
John H. Anderson	-- -- -- -- -- -- -- -- --	448(1) 1,076 1,961 1,389 -- -- -- -- --	$17.10 $17.49 $22.64 $42.75 -- -- -- -- --	2/3/2024 2/2/2025 2/1/2026 3/9/2027 -- -- -- -- --	-- -- -- -- 148(6) 329(2) 626(3) 470(4) 1,215(5)	-- -- -- -- $4,749 $10,558 $20,088 $15,082 $38,989
Robert C. Fulp	--	--	--	--	2,318(7)	$74,385
Ronald M. Nagel	346 -- --	1,037 -- --	$42.75 -- --	3/9/2027 -- --	-- 1,094(8) 351(4) 1,669(9) 1,267(5)	-- $46,659 $15,005 $70,015 $55,938

(1)	Options vest in five equal annual portions beginning one year from date of grant.
(2)	Unvested stock awards were granted on February 2, 2015 and vest in four equal annual portions beginning February 2, 2016.
(3)	Unvested stock awards were granted on February 1, 2016 and vest in four equal annual portions beginning February 1, 2017.
(4)	Unvested stock awards were granted on March 9, 2017 and vest in four equal annual portions beginning March 9, 2018.
(5)	Unvested stock units were granted on March 1, 2018 and vest in four equal annual portions beginning March 1, 2019.
(6)	Unvested stock awards were granted on February 3, 2014 and vest in five equal annual portions beginning February 3, 2015.
(7)	Unvested stock awards were granted on August 1, 2018 and vest in four equal annual portions beginning August 1, 2019.
(8)	Unvested stock awards were granted on January 3, 2017 and vest in three equal annual portions beginning January 3, 2018.
(9)	Unvested stock awards were granted on January 2, 2018 and vest in three equal annual portions beginning January 3, 2019.

Option Exercises and Stock Vested in 2018

The following table sets forth information for each of the individuals named in the Summary Compensation Table regarding stock option exercises and vesting of stock awards during 2018.

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Douglas M. Hultquist	11,282	$269,865	2,292	$105,047
Todd A. Gipple	0	$0	1,726	$78,882
Larry J. Helling	2,500	$89,385	1,444	$65,739
John H. Anderson	3,697	$95,909	1,187	$53,992
Robert C. Fulp	0	$0	0	$0
Ronald M. Nagel	0	$0	664	$29,077

Pension Benefits

The following table sets forth the present value of accumulated benefits payable to each of the individuals named in the Summary Compensation Table, including the number of years of service credited to each under the SERP determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. Information regarding the SERP can be found under the heading “Non-qualified Supplemental Executive Retirement Program” beginning on page 22.

Non-Qualified Supplemental Executive Retirement Plan

Name	Plan name	Number of years credited service (#)	Present value of accumulated benefit ($)	Payments during last fiscal year ($)
(a)	(b)	(c)	(d)(1)	(e)
Douglas M. Hultquist	Supplemental Executive Retirement Plan	24	$1,939,272	--
Todd A. Gipple	Supplemental Executive Retirement Plan	18	$1,313,961	--
Larry J. Helling	Supplemental Executive Retirement Plan	17	$572,106	--
John H. Anderson	Supplemental Executive Retirement Plan	10	$68,372	--
Robert C. Fulp	None	--	--	--
Ronald M. Nagel	None	--	--	--

(1) Each calendar year, QCR Holdings accrues an expense with respect to the SERP in accordance with generally accepted accounting principles. The assumptions used in determining the present value of the accumulated benefit are explained in the footnotes to our financial statements, which are included in our Annual Report on Form 10-K. During 2018, the following amounts were accrued with respect to each of our named executive officers: Mr. Hultquist – $156,603; Mr. Gipple – $202,873; Mr. Helling – $15,000; and Mr. Anderson - $36,121.

The following table sets forth information concerning our non-qualified deferred compensation agreements with each individual named in the Summary Compensation Table. The agreements are discussed in detail on page 22.

Non-Qualified Deferred Compensation

Name	Executive contributions in 2018(1) ($)	Registrant contributions in 2018(2) ($)	Aggregate earnings in 2018(3) ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at 12/31/18(4) ($)
(a)	(b)	(c)	(d)	(e)	(f)
Douglas M. Hultquist	$20,000	$20,000	$76,826	--	$1,479,601
Todd A. Gipple	$20,000	$17,500	$44,318	--	$801,529
Larry J. Helling	$17,500	$17,500	$80,353	--	$1,102,166
John H. Anderson	$15,000	$10,000	$13,194	--	$265,464
Robert C. Fulp	--	--	--	--	--
Ronald M. Nagel	$45,527	$15,000	$9,538	--	$193,128

(1) All amounts included are reflected in the Summary Compensation Table under the Salary column.

(2) All amounts included are reflected in the Summary Compensation Table under the All other compensation column.

(3) Includes the following amounts reflected in the Summary Compensation Table under the Change in Pension Value and Nonqualified deferred compensation earnings column as above market earnings: Mr. Hultquist, $31,386; Mr. Gipple, $0; Mr. Helling, $12,341; Mr. Anderson, $0; Mr. Fulp, $0 and Mr. Nagel, $0.

(4) Includes the following amounts that were previously reported as compensation to the named executive officers in the Summary Compensation Table for years prior to 2018: Mr. Hultquist, $1,300,471; Mr. Gipple, $613,549; Mr. Helling, $552,828; Mr. Anderson, $88,854; Mr. Fulp, $0 and Mr. Nagel, $116,940.

Potential Payments upon Termination or Change in Control

The following table sets forth the estimated amount of compensation payable to each of our named executive officers, as provided under the agreements and arrangements described in the CD&A, upon termination of such officer’s employment in the event of (1) termination by QCR Holdings without cause other than in connection with a change in control (2), termination by QCR Holdings without cause or by the officer, in each case in connection with a change in control, and (3) the officer’s disability. The amounts shown assume the termination was effective as of December 31, 2018, and that the price of QCR Holdings stock as of termination was the closing price of $32.09 on December 31, 2018. The actual amounts to be paid can be determined only following the named executive officer's termination. We do not provide any benefits to our named executive officers solely as a result of a change in control.

Name	Benefit	Termination without Cause	Termination in Connection with Change in Control	Disability
Douglas M.	Salary	$300,000	$900,000	$200,010(1)
Hultquist	Bonus	$324,255	$972,765	$216,181
	Option acceleration	--	$98,611(5)	--
	Stock award acceleration	--	$219,143(6)	--
	Health insurance	--	$33,397	--
	Tax gross up	--	--(8)	--
Todd A.	Salary	$135,000	$540,000	$180,009(1)
Gipple	Bonus	$84,084	$336,335	$112,117
	Option acceleration	--	$72,903(5)	--
	Stock award acceleration	--	$183,715(6)	--
	Deferred compensation	--	$486,470(7)	--
	Health insurance	--	$21,392	--
	Tax gross up	--	--(8)	--
Larry J.	Salary	$135,000	$540,000	$180,009(1)
Helling	Bonus	--	--	$107,246
	Option acceleration	--	$64,132(5)	--
	Stock award acceleration	--	$169,596(6)	--
	Deferred compensation	--	$27,834(7)	--
	Tax gross up	--	--(8)	--
John H.	Salary	$212,500	$425,000	$127,500(2)
Anderson	Bonus	$118,302	$118,302	$70,981
	Option acceleration	--	$40,957(5)	--
	Stock award acceleration	--	$89,466(6)	--
	Health insurance	--	$9,191	--

Name	Benefit	Termination without Cause	Termination in Connection with Change in Control	Disability
Robert C.	Salary	$803,278	$803,278	$265,082(3)
Fulp	Bonus	$276,669	$276,669	$91,301
	Stock award acceleration	--	$74,385(6)	--
	Health Insurance	--	$16,699	--
Ronald M.	Salary	$137,500	$137,500	$68,750(4)
Nagel	Stock award acceleration	--	$140,586	--

(1)	In the event of disability during the employment term, payments based upon then current annual salary and the average annual bonus shall continue thereafter through the last day of the one (1) year period beginning on the date of disability, after which time employment shall terminate. Payments made in the event of disability shall be equal to 66-2/3% of salary and the average annual bonus, less any amounts received under short or long-term disability programs, as applicable. The above amounts do not reflect the offset of disability insurance benefits.

(2)	In the event of disability during the employment term, payments based upon then current annual salary and the average annual bonus shall continue thereafter through the last day of the one (1) year period beginning on the date of disability, after which time employment shall terminate. Payments made in the event of disability shall be equal to 60% of salary and the average annual bonus, less any amounts received under short or long-term disability programs, as applicable. The above amounts do not reflect the offset of disability insurance benefits.

(3)	In the event of disability during the employment term, payments based upon then current annual salary and the average annual bonus shall continue thereafter through the last day of the one (1) year period beginning on the date of disability, after which time employment shall terminate. Payments made in the event of disability shall be equal to 66% of salary and the average annual bonus, less any amounts received under short or long-term disability programs, as applicable. The above amounts do not reflect the offset of disability insurance benefits.

(4)	In the event of disability during the employment term, payments based upon then current annual salary shall continue thereafter through the last day of the three (3) month period beginning on the date of disability, after which time employment shall terminate. Payments made in the event of disability shall be equal to 100% of salary, less any amounts received under short or long-term disability programs, as applicable. The above amounts do not reflect the offset of disability insurance benefits.

(5)	In the event of a change in control, all outstanding options shall become immediately and fully vested, exercisable and unrestricted, if they are not assumed by the resulting entity or if the executive is terminated by the resulting entity without cause or resigns for good reason. This represents the intrinsic value of unvested options computed based on the closing price of QCR Holdings common stock at December 31, 2018.

(6)	In the event of a change in control, all outstanding restricted stock and restricted stock unit awards shall become immediately and fully vested, exercisable and unrestricted, if they are not assumed by the resulting entity or if the executive is terminated by the resulting entity without cause or resigns for good reason. This represents the value of unvested stock awards at December 31, 2018.

(7)	In the event of a termination of employment in connection with a change in control, the named executive officer is entitled to an enhanced benefit, in excess of his already accrued account balance, under his deferred compensation plan agreement.

(8)	Upon a change in control of QCR Holdings, the named executive officer may be subject to certain excise taxes pursuant to Section 4999 of the Code. We have agreed to reimburse for all excise taxes that are imposed under Section 4999 and any income and excise taxes that are payable as a result of any reimbursements for Section 4999 excise taxes. Based on the amounts shown in the “Change-in-Control” column, none of the named executive officers would have an excise tax liability. For terminations occurring on or after January 1, 2019, or May 23, 2019 with respect to Mr. Hultquist, none of the named executive officers will be entitled to a tax gross up payment.

As is more fully described below, during 2018 and early 2019, we entered into new employment agreements with each of Messrs. Hultquist, Gipple, Helling and Anderson. In each case, the agreement in effect as of the beginning of 2018 was still in effect as of December 31, 2018. As such, notwithstanding the execution of the new agreements, the table above reflects the consequences of a termination under the agreements in effect as of December 31, 2018.

Mr. Douglas M. Hultquist’s Employment Agreements

In 2004, we entered into an employment agreement with Mr. Hultquist. The agreement was amended in 2008 to bring it into compliance with Code Section 409A. The agreement has a three-year term and in the absence of notice from either party to the contrary, the employment term extends for one additional year on each anniversary of the agreement. Mr. Hultquist’s agreement provides term life insurance coverage of two times his base salary and average annual bonus as of the date of the agreement. The agreement provides a disability benefit of up to 66-2/3% of Mr. Hultquist’s base salary and average annual bonus for a period of one year following a termination of employment due to disability. The agreement further provides for severance compensation equal to one year of salary plus average annual bonus and three months of outplacement services in the event Mr. Hultquist is terminated without cause; and three times the sum of his annual salary and average annual bonus and three years of continued health insurance if he is terminated within one year following a change in control or if he voluntarily terminates employment within six months of a change in control. If payments made in connection with a change in control are deemed to be excess parachute payments under the Code, Mr. Hultquist is entitled to receive a “gross up” payment from QCR Holdings intended to compensate him for any applicable federal or state taxes due with respect to such payments. Under the agreement, Mr. Hultquist is subject to a two-year non-compete provision following the termination of his employment.

On November 19, 2018, we entered into a transitional employment agreement with Mr. Hultquist in order to provide for the systematic succession and transition of his duties as President and Chief Executive Officer leading up to and following his anticipated retirement from those positions. The agreement with him provides for a three-year employment period beginning on May 23, 2019. Mr. Hultquist will serve as QCR Holdings Co-Founder and will serve as a member of the board of directors of Springfield First Community Bank. He will be compensated, inclusive of fees for board service, at a rate of $100,000 per year for the term of the agreement. The restrictive covenants set forth in Mr. Hultquist’s existing employment agreement, including non-competition and non-solicitation provisions, are incorporated into his transitional employment agreement and will apply as described in his existing employment agreement for two years following any termination of his employment.

Mr. Todd A. Gipple’s Employment Agreements

In 2004, we entered into an employment agreement with Mr. Gipple. The agreement was amended in 2008 to bring it into compliance with Code Section 409A. The agreement has a three-year term and in the absence of notice from either party to the contrary, the employment term extends for one additional year on each anniversary of the agreement. Mr. Gipple’s agreement provides term life insurance coverage of two times his base salary and average annual bonus as of the date of the agreement. The agreement provides a disability benefit of up to 66-2/3% of Mr. Gipple’s base salary and average annual bonus for a period of one year following a termination of employment due to disability. The agreement further provides for severance compensation equal to one-half of his then-current annual salary plus one-half of his average annual bonus and three months of outplacement services in the event Mr. Gipple is terminated without cause; and two times the sum of his annual salary and average annual bonus and three years of continued health insurance if he is terminated within one year following a change in control or if he voluntarily terminates employment within six months of a change in control (the “walk away” right). If payments made in connection with a change in control are deemed to be excess parachute payments under the Code, Mr. Gipple is entitled to receive a “gross up” payment from QCR Holdings intended to compensate him for any applicable federal or state taxes due with respect to such payments. Under the agreement, Mr. Gipple is subject to a two-year non-compete provision following the termination of his employment.

On November 19, 2018, we entered into a new employment agreement with Mr. Gipple, generally effective at the time of the annual stockholders meeting on May 23, 2019. The agreement has an initial term through December 31, 2021 and automatically extends for an additional year on January 1, 2022 and each January 1st thereafter, unless either party gives at least 90 days’ prior notice that the employment period will not be extended. The employment agreement provides for annual base salary of $325,000, subject to annual review and increase at the discretion of the board of directors. The agreement provides that Mr. Gipple is eligible to receive a performance-based annual incentive bonus, with a target opportunity of 115% of his annual base salary. The agreement also provides Mr. Gipple with a one-time grant of restricted stock units with a grant date fair market value of $500,000, and vests 20% on January 1 in each of years 2020 through 2022 and an additional 10% on January 1 in each of 2023 through 2026. Fifty percent of the award is subject to a performance threshold determined by the board of directors. In addition, Mr. Gipple is entitled to participate in any other incentive or employee benefit plans. The base salary, annual incentive bonus and one-time equity grant provisions described above became effective January 1, 2019. As of that time, Mr. Gipple agreed to the elimination of the “walk away” and “gross up” provisions of his prior agreement.

The new agreement also provides for severance benefits in the event the executive’s employment is terminated other than for cause and other than as a result of the executive’s death or disability, or if the employment is terminated by the executive for good reason (“Termination”). For a Termination during the term of the employment agreement that is not in connection with a change in control, Mr. Gipple would be entitled to receive an amount equal to 100% of his base salary. For a Termination in connection with a change in control, Mr. Gipple would be entitled to receive a lump sum equal to 200% of his base salary plus his cash incentive for the most recently completed fiscal year. In the event of a Termination, Mr. Gipple and his eligible dependents would also be entitled to continued coverage under the medical and dental plans for up to 18 months. All severance benefits are contingent upon the executive’s execution and nonrevocation of a general release and waiver of claims against QCR Holdings. The agreement is subject to certain banking regulatory provisions and provides for an automatic reduction of severance payments if the reduction would result in a better net-after-tax result for the respective executive after taking into account the impact of the golden parachute payment restrictions of Sections 280G and 4999 of the Code. The employment agreement contains restrictive covenants prohibiting the unauthorized disclosure of confidential information of QCR Holdings by him during and after his employment with us, and he is subject to non-compete and non-solicitation provisions for two years following the termination of his employment.

Mr. Larry J. Helling’s Employment Agreements

In 2004, we entered into an employment agreement with Mr. Helling. The agreement was amended in 2008 to bring it into compliance with Code Section 409A. The agreement has a two-year term and in the absence of notice from either party to the contrary, the employment term extends for one additional year on each anniversary of the agreement. Mr. Helling’s agreement provides term life insurance coverage of two times his base salary and average annual bonus as of the date of the agreement. The agreement provides a disability benefit of up to 66-2/3% of Mr. Helling’s base salary and average annual bonus for a period of one year following a termination of employment due to disability. The agreement further provides for severance compensation equal to six months of his salary in the event Mr. Helling is terminated without cause and two times his annual salary if he is terminated within one year following a change in control or if he voluntarily terminates employment within six months of a change in control (the “walk away” right). If payments made in connection with a change in control are deemed to be excess parachute payments under the Code, Mr. Helling is entitled to receive a “gross up” payment from QCR Holdings intended to compensate him for any applicable federal or state taxes due with respect to such payments. Under the agreement, Mr. Helling is subject to a two-year non-compete provision following the termination of his employment.

On November 19, 2018, we entered into a new employment agreement with Mr. Helling, generally effective at the time of the annual stockholders meeting on May 23, 2019. The agreement has an initial term through December 31, 2021 and automatically extends for an additional year on January 1, 2022 and each January 1st thereafter, unless either party gives at least 90 days’ prior notice that the employment period will not be extended. The employment agreement provides for annual base salary of $350,000, subject to annual review and increase at the discretion of the board of directors. The agreement provides that Mr. Helling is eligible to receive a performance-based annual incentive bonus, with a target opportunity of 130% of his annual base salary. The agreement also provides Mr. Helling with a one-time grant of restricted stock units with a grant date fair market value of $500,000, and vests in approximately equal installments on January 1 in each of years 2020 through 2023. Fifty percent of the award is subject to a performance threshold determined by the board of directors. In addition, Mr. Helling is entitled to participate in any other incentive or employee benefit plans. The base salary, annual incentive bonus and one-time equity grant provisions described above became effective January 1, 2019. As of that time, Mr. Helling agreed to the elimination of the “walk away” and “gross up” provisions of his prior agreement.

The new agreement also provides for severance benefits in the event the executive’s employment is terminated other than for cause and other than as a result of the executive’s death or disability, or if the employment is terminated by the executive for good reason (“Termination”). For a Termination during the term of the employment agreement that is not in connection with a change in control, Mr. Helling would be entitled to receive an amount equal to 100% of his base salary. For a Termination in connection with a change in control, Mr. Helling would be entitled to receive a lump sum equal to 200% of his base salary plus his cash incentive for the most recently completed fiscal year. In the event of a Termination, Mr. Helling and his eligible dependents would also be entitled to continued coverage under the medical and dental plans for up to 18 months. All severance benefits are contingent upon the executive’s execution and nonrevocation of a general release and waiver of claims against QCR Holdings. The agreement is subject to certain banking regulatory provisions and provides for an automatic reduction of severance payments if the reduction would result in a better net-after-tax result for the respective executive after taking into account the impact of the golden parachute payment restrictions of Sections 280G and 4999 of the Code. The employment agreement contains restrictive covenants prohibiting the unauthorized disclosure of confidential information of QCR Holdings by him during and after his employment with us, and he is subject to non-compete and non-solicitation provisions for two years following the termination of his employment.

Mr. John H. Anderson’s Employment Agreements

In 2009, we entered into an employment agreement with Mr. Anderson. The agreement was subsequently amended in 2012. The agreement has a one-year term and in the absence of notice from either party to the contrary, the employment term extends for an additional year on each anniversary of the agreement. Mr. Anderson’s agreement provides term life insurance coverage of two times his base salary and average annual bonus as of the date of the agreement. The agreement provides a disability benefit of up to 60% of Mr. Anderson’s base salary and average annual bonus for a period of one year following a termination of employment due to disability. The agreement further provides for severance compensation equal to twelve months of base salary and average annual bonus if he is terminated without cause; and two years base salary and average annual bonus and eighteen months of continued health insurance if he is terminated within one year following a change in control. Under the agreement, Mr. Anderson is subject to an eighteen-month non-solicitation covenant following the termination of his employment.

On January 9, 2019, we entered into a new employment agreement with Mr. Anderson, generally effective at the time of the annual stockholders meeting on May 23, 2019. The agreement has an initial term through December 31, 2021 and automatically extends for an additional year on January 1, 2022 and each January 1st thereafter, unless either party gives at least 90 days’ prior notice that the employment period will not be extended. The employment agreement provides for annual base salary of $250,000, subject to annual review and increase at the discretion of the board of directors. The agreement provides that Mr. Anderson is eligible to receive a performance-based annual incentive bonus, with a target opportunity of 80% of his annual base salary. The agreement also provides Mr. Anderson with a one-time grant of restricted stock units with a grant date fair market value of $200,000, and vests in approximately equal installments on January 1 in each of years 2020 through 2025. Fifty percent of the award will further be subject to a performance threshold as will be determined by the board of directors. In addition, Mr. Anderson is entitled to participate in any other incentive or employee benefit plans. The base salary, annual incentive bonus and one-time equity grant provisions described above became effective January 1, 2019.

The new agreement also provides for severance benefits in the event the executive’s employment is terminated other than for cause and other than as a result of the executive’s death or disability, or if the employment is terminated by the executive for good reason (“Termination”). For a Termination during the term of the employment agreement that is not in connection with a change in control, Mr. Anderson would be entitled to receive an amount equal to 100% of his base salary. For a Termination in connection with a change in control, Mr. Anderson would be entitled to receive a lump sum equal to 200% of his base salary plus his cash incentive for the most recently completed fiscal year. In the event of a Termination, Mr. Anderson and his eligible dependents would also be entitled to continued coverage under the medical and dental plans for up to 18 months. All severance benefits are contingent upon the executive’s execution and nonrevocation of a general release and waiver of claims against QCR Holdings. The agreement is subject to certain banking regulatory provisions and provides for an automatic reduction of severance payments if the reduction would result in a better net-after-tax result for the respective executive after taking into account the impact of the golden parachute payment restrictions of Sections 280G and 4999 of the Code. The employment agreement contains restrictive covenants prohibiting the unauthorized disclosure of confidential information of QCR Holdings by him during and after his employment with us, and he is subject to non-compete and non-solicitation provisions for two years following the termination of his employment.

Mr. Robert C. Fulp’s Employment Agreement

On April 17, 2018, we entered into an employment agreement with Mr. Fulp. The agreement has an initial term through December 31, 2020, and in the absence of notice from either party to the contrary, the employment term extends for one additional year on each anniversary of the agreement. The agreement provides a disability benefit of up to 66% of Mr. Fulp’s base salary and average annual bonus for a period of one year following a termination of employment due to disability. The agreement also provides for severance benefits in the event Mr. Fulp’s employment is terminated other than for cause and other than as a result of the executive’s death or disability, or if the employment is terminated by Mr. Fulp for good reason. Mr. Fulp’s severance benefit is an amount equal to 200% of his base salary if he is terminated without cause or terminates the agreement for good reason, plus eighteen months of continued health insurance, and he is entitled to the same amount in lump sum if he is terminated within two years following a change in control. Under the agreement, Mr. Fulp is subject to non-compete and non-solicitation provisions for two years following the termination of his employment.

Mr. Ronald M. Nagel’s Employment Agreement

On May 23, 2016, we entered into an employment agreement with Mr. Nagel. The agreement was subsequently amended on September 10, 2018. The agreement has a term ending in December 31, 2021, unless sooner terminated. The agreement provides a disability benefit of the annual base salary for a period of three months following the date of disability. The agreement further provides for severance compensation equal to six months base salary if he is terminated without cause; and six months base salary and six months of continued health insurance if he is terminated within one year following a change in control or if he voluntarily terminates his employment for good reason within six months of a change in control. Under the agreement, Mr. Nagel is subject to a one-year non-compete provision following the termination of his employment.

Compensation Committee Interlocks and Insider Participation

During 2018, the Compensation Committee, which sets the salaries and compensation for our executive officers, was comprised solely of independent directors Baird, Kilmer, Neuman, Peterson, and Ralph. None of these individuals was an officer or employee of QCR Holdings in 2018, and none of these individuals is a former officer or employee of QCR Holdings. In addition, during 2018, no executive officer of QCR Holdings served on the board of directors or compensation committee of any other corporation with respect to which any member of the Compensation Committee was engaged as an executive officer.

Pay Ratio

As required by the Securities and Exchange Commission rule, we are providing information about the relationship of the annual total compensation of Douglas M. Hultquist, our chief executive officer and the median annual total compensation of our employees.

The median employee was identified from all full-time and part-time employees, excluding Mr. Hultquist, who were employed by QCR Holdings and its subsidiaries on December 31, 2018. All of our employees are located in the United States. A total of 899 employees were included. Compensation was measured over the 12 month period beginning on January 1, 2018 and ending on December 31, 2018.

The median employee compensation was determined using 2018 W-2 compensation. Wages were annualized for our employees who did not work the entire calendar year. Mr. Hultquist had 2018 annual total compensation of $985,534 as reflected in the Summary Compensation Table included in this Proxy Statement. The median employee’s annual total compensation for 2018 that would be reportable in the Summary Compensation Table was $55,976. As a result, the CEO pay ratio is 18:1.

DIRECTOR COMPENSATION

QCR Holdings uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties as well as the skill level required of members of the board.

Cash Compensation Paid to Board Members

In 2018, members of the board who were not employees of QCR Holdings were entitled to receive an annual cash retainer. Pursuant to the QCR Holdings, Inc. 1997 Deferred Income Plan and the 2005 Deferred Income Plan, a director may elect to defer the fees and cash compensation payable by us for the director’s service until either the termination of such director’s service on the board or the age specified in the director’s deferral election. During 2018, eight of the ten QCR Holdings directors and 22 of the 34 subsidiary directors deferred 100% of their director fees pursuant to the plan, and the total expense for the deferred fees with respect to all participating directors was $525,383 for 2018. The director fees approved for 2019 and the fees paid for 2018 for QCR Holdings and our other affiliated boards did not change, as shown in the following table.

	2019	2018
QCR Holdings, Inc.
Quarterly Retainer	$5,875	$5,875
Additional Quarterly Retainers
- Board Chair	5,000	5,000
- Board Vice000 Chair	625	625
- Audit Committee Chair	1,500	1,500
- Audit Committee Financial Expert	625	625
- Compensation Committee Chair	1,250	1,250
- Nomination and Governance Committee Chair	1,250	1,250
- Risk Oversight Committee Chair	1,250	1,250
- Audit Committee Member	625	625
- Compensation Committee Member	625	625
- Risk Oversight Committee Member	625	625
- All other Committee Members	300	300

Subsidiaries
Quarterly Retainer	2,250	2,250
Additional Quarterly Retainers
- Board Chair	1,000	1,000
- Asset/Liability Management Committee Chair	500	500
- Loan Committee Chair	500	500
- Wealth Management Committee Chair	500	500
- All Committee Members	250	250

m2 Lease Funds, LLC
Quarterly Retainer	1,000	1,000

Equity Awards

In March 2018, each current non-employee QCR Holdings director received a grant of stock awards and each current non-employee subsidiary director received a grant of stock awards at the fair market value of QCR Holdings’s stock on the date of the grant, or $44.15. The awards vested immediately on the date of grant.

The following table discloses the cash and equity awards earned, paid or awarded, as the case may be, to each of our directors during the fiscal year ended 2018.

Director Compensation Table
Name	Fees earned ($)(1)	Stock awards ($)(2)	Total ($)
(a)	(b)	(c)	(f)
Patrick S. Baird	63,400	14,525	77,925
Mary Kay Bates	15,583	--	15,583
John-Paul E. Besong	27,200	8,520	35,720
Mark C. Kilmer	45,000	11,523	56,523
Linda K. Neuman	43,400	11,523	54,923
Timothy B. O’Reilly	16,250	--	16,250
Michael L. Peterson	27,850	8,520	36,370
George T. Ralph III	55,700	11,523	67,223
Donna J. Sorensen	44,450	11,523	55,973
Marie Z. Ziegler	60,950	14,525	75,475

(1) Directors may elect to defer the receipt of all or part of their fees and retainers. All of the directors but Ms. Sorensen and Ms. Ziegler have elected to defer the receipt of all their cash fees and retainers, and the deferred compensation is used to purchase additional shares of QCR Holdings common stock at market value through the Deferred Income Plans.

(2) We report all equity awards at full grant date fair value of each award calculated in accordance with FASB ASC Topic 718. For restricted stock, the fair value per share is equal to the closing price of our stock on the date of the grant.

PROPOSAL 2:
Advisory (Non-Binding) Vote TO APPROVE Executive OFFICER Compensation

Section 14A of the Exchange Act, as created by Section 951 of the Dodd–Frank Wall Street Reform and Consumer Protection Act, and the rules and regulations promulgated thereunder, require publicly traded companies, such as QCR Holdings, to conduct a separate stockholder advisory vote to approve the compensation of certain executive officers, as disclosed pursuant to the Securities and Exchange Commission compensation disclosure rules, commonly referred to as a “say-on-pay” vote.

In accordance with these requirements, we are providing stockholders with an advisory vote on the compensation of our named executive officers. We currently hold a say-on-pay vote annually.

The overall objectives of QCR Holdings’s compensation programs have been to align executive officer compensation with the success of meeting long-term strategic operating and financial goals. Stockholders are urged to read the “Executive Compensation” section of this proxy statement, including the Summary Compensation Table and other related compensation tables and narrative disclosures that describe the compensation of our named executive officers in 2018. The Compensation Committee and the board of directors believe that the policies and procedures articulated in the “Executive Compensation” section are effective in implementing our compensation philosophy and achieving its goals, and that the compensation of our named executive officers in 2018 reflects and supports these compensation policies and procedures.

The following resolution is submitted for stockholder approval:

“RESOLVED, that QCR Holdings’s stockholders approve, on an advisory basis, its executive compensation as described in the section captioned ‘Executive Compensation’ contained in the QCR Holdings proxy statement dated April 11, 2019.”

Approval of this resolution requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the meeting. While this say-on-pay vote is required, as provided in Section 14A of the Exchange Act, it is not binding on our board of directors and may not be construed as overruling any decision by the board. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements.

The board of directors unanimously recommends that you vote to approve the overall compensation of our named executive officers by voting “FOR” this proposal.

PROPOSAL 3:
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

RSM US LLP has served as our independent registered public accounting firm since 1993, and our Audit Committee has selected RSM US LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Although we are not required to do so, our board of directors recommends that the stockholders ratify this appointment. A representative of RSM US LLP is expected to attend the meeting and will be available to respond to appropriate questions and to make a statement if he or she so desires. If the appointment of our independent registered public accounting firm is not ratified, the Audit Committee of the board of directors will reconsider the matter of the appointment. Our board of directors unanimously recommends that you vote to approve the ratification of this appointment by voting “FOR” this proposal.

Following is a summary of fees for professional services by RSM US LLP.

Accountant Fees

 During the period covering the fiscal years ended December 31, 2018 and 2017, RSM US LLP performed the following professional services:

	2018	2017

Audit fees (1)	$904,893	$739,283
Audit-related fees (2)	$11,510	$17,583
Tax fees(3)	--	$17,063
Other fees (4)	$50,364	$442,952

(1)	Audit fees consist of fees for professional services rendered for the audit of QCR Holdings’s financial statements, the audit of QCR Holdings’s internal control over financial reporting, review of financial statements included in QCR Holdings’s quarterly reporting on Form 10-Q, and review and assistance with other Securities and Exchange Commission filings.

(2)	Audit-related fees consist of fees for research and consultations concerning financial accounting and reporting matters.

(3)	Tax service fees consist of tax return preparation fees for Community State Bank’s final tax return.

(4)	For 2018, all other fees include a SOC 1 audit and out-of-pocket reimbursement for an electronic subscription to an accounting publication. For 2017, all other fees include the foregoing, as well as fees for allowable IT consulting services, and hardware/software purchases.

Audit Committee Approval Policy

Among other things, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent auditor. The Audit Committee’s policy is to pre-approve, on a case-by-case basis, all audit and permissible non-audit services provided by any audit, tax consulting or general business consulting firm. All of the fees earned by RSM US LLP described above were attributable to services pre-approved by the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding our common stock beneficially owned on March 21, 2019, by each director, by each named executive officer named in the summary compensation table, by persons who are the beneficial owners of more than 5% of our common stock and by all directors and executive officers of QCR Holdings as a group. Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 under the Exchange Act, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power in respect of such securities or has the right to acquire beneficial ownership of securities within 60 days of March 21, 2019.

Name of Stockholder and Number of Persons in Group	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Directors and Named Executive Officers
John H. Anderson	38,820 (2)	*
Patrick S. Baird	78,807(3)	*
Mary Kay Bates	294(4)	*
John-Paul E. Besong	2,775(5)	*
Robert C. Fulp	29,509	*
Todd A. Gipple	87,108(6)	*
Larry J. Helling	123,698(7)	*
Douglas M. Hultquist	209,062(8)	1.3
Mark C. Kilmer	103,672(9)	*
Linda K. Neuman	16,885(10)	*
Timothy B. O’Reilly	72,751	*
Michael L. Peterson	255,182(11)	1.6%
George T. Ralph III	21,136(12)	*
Donna J. Sorensen	28,411(13)	*
Marie Z. Ziegler	44,202(14)	*
All directors and executive officers as a group (20 persons)	1,130,131(15)	7.2%
5% Stockholder
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055	925,237 (16)	7.0%

*	Less than 1%.

(1)	Amounts reported include shares held directly, including certain shares subject to options, as well as shares held in retirement accounts, by certain members of the named individuals’ families or held by trusts of which the named individual is a trustee or substantial beneficiary. Inclusion of shares shall not constitute an admission of beneficial ownership or voting or investment power over included shares. The nature of beneficial ownership for shares listed in this table is sole voting and investment power, except as set forth in the following footnotes.

(2)	Includes 463 shares subject to options which are presently exercisable or exercisable within 60 days of March 21, 2019. Also includes 35,084 shares in the 401(k) Plan, over which he has shared voting and investment power. Excludes 1,906 option shares not presently exercisable.

(3)	Includes 53,419 shares held jointly by Mr. Baird and his spouse and 25,388 shares held in a trust, over which he has shared voting and investment power.

(4)	Includes 58 shares held in a trust, over which Ms. Bates has shared voting and investment power.

(5)	Includes 1,781 shares held in a trust, over which Mr. Besong has shared voting and investment power.

(6)	Includes 36,233 shares subject to options which are presently exercisable or exercisable within 60 days of March 21, 2019. Also includes 6,018 shares held in the 401(k) Plan, 1,199 shares held in an IRA account, 2,000 shares held by Mr. Gipple’s spouse, and 685 shares held in a trust, over which he has shared voting and investment power. Excludes 4,282 option shares not presently exercisable.

(7)	Includes 53,441 shares subject to options which are presently exercisable or exercisable within 60 days of March 21, 2019. Also includes 19,830 shares held in the 401(k) Plan, 36,450 shares held in an IRA account, and 4,285 shares held in a trust, over which he has shared voting and investment power. Excludes 3,633 option shares not presently exercisable.

(8)	Includes 75,049 shares subject to options which are presently exercisable or exercisable within 60 days of March 21, 2019. Also includes 17,174 shares held in the 401(k) Plan, 9,087 shares held by Mr. Hultquist’s spouse, 500 shares held in an IRA account, and 9,503 shares held in a trust, over which he has shared voting and investment power. Excludes 4,763 option shares not presently exercisable.

(9)	Includes 16,688 shares held by Mr. Kilmer’s spouse or children, 34,202 shares held in a trust, 6,172 shares held by a corporation and 3,375 shares held in an IRA account, over which he has shared voting and investment power.

(10)	Includes 1,100 share held in an IRA account and 11,102 shares held in trust, over which she has shared voting and investment power.

(11)	Includes 3,469 shares held in a trust, over which he has shared voting and investment power.

(12)	Includes 2,191 shares held by Mr. Ralph’s spouse and 9,082 shares held in a trust, over which he has shared voting and investment power.

(13)	Includes 7,086 shares held jointly and 21,325 shares held in a trust, over which she has shared voting and investment power.

(14)	Includes 200 shares held by Ms. Ziegler’s spouse and 18,964 shares held in a trust, over which she has shared voting and investment power.

(15)	Excludes 17,621 option shares not presently exercisable.

(16)	Includes shares held by BlackRock Advisors, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, and BlackRock Investment Management, LLC as reported in a Schedule 13G filed with the Securities and Exchange Commission on February 6, 2019.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that the directors, executive officers and persons who own more than 10% of our common stock file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the exchange on which the shares of common stock are traded. These persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us, and, if appropriate, representations made to us by any reporting person concerning whether a Form 5 was required to be filed for 2018, we are not aware of any failures to comply with the filing requirements of Section 16(a) during 2018.

TRANSACTIONS WITH MANAGEMENT AND DIRECTORS

Our directors and officers and their associates were clients of and had transactions with QCR Holdings and our subsidiaries during 2018. Additional transactions are expected to take place in the future. All outstanding loans, commitments to loan, and certificates of deposit and depository relationships, in the opinion of management, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lenders and did not involve more than the normal risk of collectability or present other unfavorable features. All such loans are approved by the subsidiary banks’ board of directors in accordance with applicable bank regulatory requirements. Additionally, the Audit Committee considers any other non-lending transactions between us and a director to ensure that such transactions do not affect a director’s independence.

AUDIT COMMITTEE REPORT

The Audit Committee, comprised solely of independent directors, has the following responsibilities set forth in its charter, which include assisting the board of directors in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit Committee also reviews our audited consolidated financial statements and recommends to the board that they be included in our Annual Report on Form 10-K.

The Audit Committee reviewed the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and met with both management and RSM US LLP, our independent registered public accounting firm, to discuss those financial statements. The Audit Committee discussed with RSM US LLP the matters required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard 1301 (Communication with Audit Committees), including the quality of our accounting policies, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also has received from RSM US LLP the written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee has discussed with RSM US LLP its independence. Based on the review and discussions noted above, the Audit Committee has recommended to the board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the Securities and Exchange Commission.

Audit Committee:

Mark C. Kilmer	Mary Kay Bates

George T. Ralph III	Marie Z. Ziegler

By order of the Board of Directors,

Patrick S. Baird	Douglas M. Hultquist
Chair of the Board	President and Chief Executive Officer

Moline, Illinois
April 11, 2019

ALL STOCKHOLDERS ARE URGED TO
RETURN THEIR PROXIES PROMPTLY

QCR HOLDINGS, INC.
3551 SEVENTH STREET
MOLINE, IL 61265
ATTN: SHELLEE SHOWALTER

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Patrick S. Baird 02 Larry J. Helling 03 Mark C. Kilmer

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: This proxy will be voted in the discretion of the named proxies upon such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000414894_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report, Form 10-K is/are available at www.proxyvote.com

QCR HOLDINGS, INC.
Annual Meeting of Shareholders
May 23, 2019 8:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Patrick S. Baird and Douglas M. Hultquist, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of QCR HOLDINGS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 8:00 AM, CDT on 5/23/2019, within the lobby of Quad City Bank and Trust Company, located at 3551 Seventh Street, Moline, IL 61265, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000414894_2 R1.0.1.18